UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apogee Enterprises, Inc.

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May 14, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held at Apogee’s headquarters, 4400 West 78th Street, Suite 520, Minneapolis, Minnesota, commencing at 9:30 a.m. Central Daylight Time on Thursday, June 28, 2018. The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. You may be required to present a valid government-issued picture identification and proof of stock ownership in order to attend the meeting. If you hold stock through a broker, bank, trust or other nominee, you may be required to present a copy of a statement reflecting your stock ownership as of the record date.

Even if you plan to attend the meeting, we urge you to vote your shares by either Internet or mail as promptly as possible so your shares will be represented at the meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the two ways to vote your shares can be found on the enclosed proxy form. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 27, 2018. If you attend the meeting in person and you are a shareholder of record, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Joseph F. Puishys	Bernard P. Aldrich
Chief Executive Officer	Chair of the Board of Directors

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

The 2018 Annual Meeting of Shareholders of Apogee Enterprises, Inc. (including any adjournments or postponements thereof) (the “Annual Meeting”) will be held as follows:

The purpose of the Annual Meeting is to consider and take action on the following:

1.	Election of three Class II directors for three-year terms expiring at our 2021 annual meeting of shareholders;

2.	Ratification of the election of Lloyd E. Johnson as a Class I director;

3.	Advisory vote on Apogee’s executive compensation;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 2, 2019; and

5.	Transaction of such other business as may properly be brought before the Annual Meeting.

The Board of Directors has fixed May 4, 2018, as the record date for the Annual Meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting. There were 28,219,649 shares of our common stock issued and outstanding as of the record date and, therefore, eligible to vote at the Annual Meeting.

We have sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2018 Proxy Statement and our fiscal 2018 Annual Report to Shareholders online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 28, 2018: Our 2018 Proxy Statement and our Fiscal 2018 Annual Report to Shareholders are available at www.proxyvote.com.

By Order of the Board of Directors, Patricia A. Beithon General Counsel and Corporate Secretary

Minneapolis, Minnesota

May 14, 2018

i

ii

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 28, 2018

The Board of Directors of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is soliciting proxies for use at our 2018 Annual Meeting of Shareholders (including any adjournments and postponements thereof) (the “Annual Meeting”) to be held on Thursday, June 28, 2018. We are first making the proxy statement and the proxy card and voting instructions form available to our shareholders on or about May 15, 2018.

PROXY STATEMENT SUMMARY

Below are highlights of some of the information contained in this proxy statement. These highlights are only a summary. Please review the complete proxy statement and our 2018 Annual Report to Shareholders for the fiscal year ended March 3, 2018 before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and time:	Thursday, June 28, 2018, at 9:30 a.m. Central Daylight Time (CDT)

Place:	Apogee’s headquarters at 4400 West 78th Street, Suite 520, Minneapolis, Minnesota

Record date:	Friday, May 4, 2018

Voting:	Shareholders of Record. If you are a shareholder of record, you can give a proxy to be voted at the meeting in one of the following ways:

●

By Internet: electronically via the Internet by following the “Vote by Internet” instructions on the Notice or on the proxy card, if you received paper copies of our proxy materials. Internet voting facilities for shareholders of record will be available until 11:59 p.m. Eastern Daylight time (EDT) (10:59 p.m. CDT) on June 27, 2018.

● By Mail: by completing, signing and mailing the proxy card.

●

In Person: you may attend the Annual Meeting and vote in person by completing a ballot. Attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your Notice or proxy card showing your control number to the Annual Meeting. You are encouraged to complete your proxy prior to the Annual Meeting by Internet or mail regardless of whether you plan to attend the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name”), you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares. Alternatively, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares at the Annual Meeting. If you chose to vote at the Annual Meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares and (iii) a signed proxy from the shareholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the shares on May 4, 2018, the record date for the Annual Meeting.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or our other plans, please refer to voting instructions on page 68.

PROPOSAL 1 – ELECTION OF DIRECTORS (See page 9 - 14 for more information.)

You are being asked to elect three Class II directors to the Board at the Annual Meeting. Our Board of Directors is currently composed of eleven directors and divided into three classes. At the Annual Meeting, three directors are standing for election as Class II directors for three-year terms. The term of office for the Class II directors will expire at our 2021 annual meeting of shareholders or when their successors are duly elected and qualified.

Information about our director nominees at the Annual Meeting:

Name	Age	Occupation	Director Since	Independent?	Audit Committee Financial Expert	Term
Bernard P. Aldrich Class II Director	68	Retired Chief Executive Officer and President of Rimage Corporation (now Qumu Corporation)	1999	Yes	Yes	3-Year Term Expiring in 2021
Herbert K. Parker Class II Director	60	Retired Executive Vice President - Operation Excellence of Harman International Industries, Inc.	2018	Yes	Yes	3-Year Term Expiring in 2021
Joseph F. Puishys Class II Director	60	Chief Executive Officer and President of Apogee Enterprises, Inc.	2011	No	N/A	3-Year Term Expiring in 2021

Vote required: In accordance with our Amended and Restated By-laws (as may be amended from time to time, the “Amended and Restated By-laws”), each director of the Company is elected by a plurality of the votes cast, which means that the nominees receiving the highest number of “for” votes by the shares entitled to vote, up to the number of directors positions subject to re-election, will be elected to the Board. However, in accordance with our Corporate Governance Guidelines, if a majority of our shares that are voted at the Annual Meeting are “withheld” from a certain nominee’s election, such nominee will be requested to promptly offer his or her resignation to our Nominating and Corporate Governance Committee for its consideration.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

PROPOSAL 2 – RATIFICATION OF ELECTION OF LLOYD E. JOHNSON AS A CLASS I DIRECTOR (See page 14 for more information.)

On June 22, 2017, our Board elected Lloyd E. Johnson as a Class I director of the Board for a three-year term expiring at the 2020 annual meeting of shareholders. Upon election to the Company’s Board, Mr. L. Johnson agreed that his election would be submitted to a vote of our shareholders at the Annual Meeting for ratification.

Name	Age	Occupation	Director Since	Independent?	Audit Committee Financial Expert	Term
Lloyd E. Johnson Class I Director	64	Retired Global Managing Director, Finance and Internal Audit of Accenture Corporation	2017	Yes	Yes	Term Expiring in 2020

The Board recommends a vote FOR the ratification of the election of Lloyd E. Johnson as a Class I director.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (See pages 63 - 64 for more information.)

The Company provides shareholders with the opportunity to cast an annual advisory (non-binding) vote on our executive compensation program (a “Say on Pay Proposal”).

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (See pages 64 - 66 for more information.)

Our Audit Committee has appointed Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending March 2, 2019, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2018 audit. Deloitte & Touche LLP has acted as our independent registered public accounting firm since fiscal 2003.

The Board of Directors recommends a vote FOR this proposal.

FISCAL 2018 PERFORMANCE HIGHLIGHTS (See pages 26 - 28 for more information.)

●	We had record revenues growing revenues 19% over the prior year.

●

Adjusted operating income increased 7% over the prior year; operating income decreased 6% over the prior year. Adjusted operating income excludes amortization of short-lived acquired intangibles, acquisition-related costs and restructuring-related costs. See Exhibit A for a reconciliation of adjusted operating income.

●

Adjusted operating margin was 10%, down slightly from adjusted operating margin of 11% in the prior year; operating margin was 9%, down from operating margin of 11% in the prior year. Operating margin was negatively impacted by reduced volume leverage in two of our segments, inclusion of EFCO Corporation, which we acquired in June 2017, at lower margins, and costs for shutdown of an Architectural Glass segment facility in Utah. See Exhibit A for a reconciliation of adjusted operating margin.

●	We had operating cash flow of $127.5 million, an increase of 3% over the prior year.

●

We had record adjusted earnings per diluted share of $3.23, an increase of 7% over adjusted earnings per diluted share of $3.03 in the prior year; earnings per diluted share was $2.76, a decrease of 7% compared to earnings per diluted share of $2.97 in the prior year. Adjusted earnings per diluted share excludes amortization of short-lived acquired intangibles, acquisition-related costs and restructuring-related costs. See Exhibit A for a reconciliation of adjusted earnings per diluted share.

●	We repurchased 702,299 shares of our common stock at a total cost of $33.7 million.

●	We increased our quarterly cash dividend 12.5%.

●

We acquired all the stock of EFCO Corporation, a leading U.S. manufacturer of architectural aluminum window, curtainwall, storefront and entrance systems for commercial construction projects based in Monett, Missouri, in June 2017 for approximately $192 million. This acquisition expanded our presence in mid-sized commercial building projects, broadened our product offerings and increased our geographic presence in the U.S.

●

We integrated Sotawall Limited, a designer and fabricator of high performance, unitized curtainwall systems for commercial construction projects which was acquired in December 2016. This acquisition expanded our geographic presence in Canada and the Northeast region of the U.S. and increased our product offerings.

●	We delivered annualized total shareholder returns (“TSR”) over the past five-years of 12%.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS (See pages 24 - 61 for more information.)

●

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans that have multiple financial performance metrics.

●	We annually disclose Company performance against the established performance metrics for our annual cash incentive in our proxy statement.

●	We deliver a significant portion of potential total compensation to our executive officers in the form of equity.

●	We have stock ownership guidelines for our executive officers, and each of our Named Executive Officers exceeds their applicable guideline.

●	We have a “clawback” policy that applies to executive performance-based incentive compensation awards.

●

We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities. None of our executive officers have pledged any shares of our common stock as security or collateral on a personal loan.

●	We provide minimal perquisites to our executive officers.

●	Our “double trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers.

FISCAL 2018 COMPENSATION ACTIONS (See page 32 and pages 36 - 46 for more information.)

●

The fiscal 2018 base salary increase for our Chief Executive Officer was 5.1%. The fiscal 2018 base salary increases for our Other Named Executive Officers ranged from 3.0% to 4.4%. Our Chief Executive Officer and three of our Other Named Executive Officers did not receive any base salary increases in fiscal 2019.

●

Although our Company had record revenues and record adjusted earnings per share, we did not pay any fiscal 2018 annual cash incentives to our Named Executive Officers as the Company did not meet the aggressive financial performance metrics for the fiscal 2018 annual cash incentives. The financial performance metrics established for the fiscal 2018 annual cash incentives were net sales, earnings before taxes (“EBT”) and days working capital (“DWC”).

●	The Committee granted restricted stock awards to our Named Executive Officers that vest over three-years and have award values ranging from $77,935 – $935,002.

●

The fiscal 2017 – 2018 cash-based performance awards for our Named Executive Officers paid out at an average of 69.19% of target performance. The financial performance metrics for these awards were cumulative net sales, cumulative earnings per share (“EPS”) and average return on invested capital (“ROIC”).

BOARD COMPOSITION

Below we highlighted the composition of our Board of Directors for the three director nominees standing for re-election (including Mr. Puishys, our Chief Executive Officer and President) and the six other non-employee directors whose terms will continue after our 2018 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of May 4, 2018, the record date for the Annual Meeting, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,645,250(1)	12.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,680,454(2)	9.5%
Engaged Capital, LLC 610 Newport Center Drive Suite 250 Newport Beach, CA 92660	1,711,020(3)	6.1%

(1)

We have relied upon the information provided by BlackRock, Inc. in a Schedule 13G/A reporting information as of December 31, 2017. The Schedule 13G/A was filed by BlackRock, Inc. in its capacity as a parent holding company or control person and indicates that BlackRock, Inc. has sole investment power over 3,645,250 shares and sole voting power over 3,580,749 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

(2)

We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A reporting information as of December 31, 2017. Of the shares reported, Vanguard has sole investment power over 2,617,670 shares, shared investment power over 62,784 shares, sole voting power over 55,404 shares and shared voting power over 9,540 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, serving as an investment manager of collective trust accounts, is the beneficial owner of 53,244 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, serving as investment manager of Australian investment offerings, is the beneficial owner of 11,700 shares.

(3)

We have relied upon the information provided by Engaged Capital, LLC (“Engaged Capital”) and affiliated entities in a joint Schedule 13D filing reporting information as of April 12, 2018. The joint Schedule 13D filing was filed by Engaged Capital Flagship Master Fund, LP (“EC Flagship Master”); Engaged Capital Co-Invest VIII, LP (“EC Co-Invest VIII”); Engaged Capital Flagship Fund, LP (“EC Fund”) as a feeder fund of EC Flagship Master; Engaged Capital Flagship Fund, Ltd. (“EC Offshore”) as a feeder fund of EC Flagship Master; Engaged Capital as a general partner and investment advisor of each EC Flagship Master and EC Co-Invest VIII and investment advisor of a certain managed account (the “EC Account”); Engaged Capital Holdings, LLC (“Engaged Holdings”) as managing member of Engaged Capital; and Glenn W. Welling, as Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings. EC Co-Invest VIII beneficially owns and has sole voting and sole investment power over 720,608 shares. Each of EC Flagship Master, EC Fund and EC Offshore beneficially owns and has sole voting and sole investment power over 903,276 shares. Each of Engaged Capital, EC Holdings and Mr. Welling are deemed to beneficially own and have sole voting and investment power over 1,711,020 shares. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported in the Schedule 13D filing that it or he does not directly own.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of May 4, 2018, the record date for the Annual Meeting, by each of our directors, each of our executive officers named in the Summary Compensation Table (our “Named Executive Officers”) and by all of our directors and executive officers as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares of Common Stock Held (#)(1)(2)	Shares Underlying Options Exercisable Within 60 Days (#)(3)	Total Beneficial Ownership (#)	% of Common Stock Outstanding	Phantom Stock and Restricted Stock Units (#)(4)	Total Stock- Based Ownership (#)(5)

Non-Employee Directors
Bernard P. Aldrich	25,559	—	25,559	*	48,458	74,017
Jerome L. Davis	26,527	—	26,527	*	21,543	48,070
Sara L. Hays	16,001(6)	—	16,001	*	21,785	37,786
Lloyd E. Johnson	1,720	—	1,720	*	—	1,720
John T. Manning(7)	22,708(8)	—	22,708	*	—	22,708
Robert J. Marzec(9)	26,114	—	26,114	*	16,949	43,063
Donald A. Nolan	5,326	—	5,326	*	12,543	17,869
Herbert K. Parker	378	—	378	*	—	378
Richard V. Reynolds	21,292	—	21,292	*	29,994	51,286
Patricia K. Wagner	4,744	—	4,744	*	—	4,744

Named Executive Officers
Joseph F. Puishys	249,441(10)	100,341	349,782	1.2	—	349,782
James S. Porter	116,481	—	116,481	*	—	116,481
Patricia A. Beithon	134,173	—	134,173	*	—	134,173
John A. Klein	30,509	—	30,509	*	—	30,509
Gary R. Johnson	36,876	—	36,876	*	—	36,876
All directors and executive officers as a group (15 persons)	717,849	100,341	818,190	2.9	151,272	969,462

*	Indicates less than 1%.

(1)	Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

(2)

For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as amended (2014) (the “Director Stock Plan”): 3,497 shares for each of Messrs. Aldrich, Manning, Marzec and Ms. Hays; 3,736 shares for Ms. Wagner; 1,720 shares for Mr. L. Johnson; 378 shares for Mr. Parker and 19,822 shares for all directors and executive officers as a group. All shares of restricted stock held pursuant to our Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes shares issued to the named individual pursuant to our 2009 Stock Incentive Plan (the “Stock Incentive Plan”), our Employee Stock Purchase Plan and our 401(k) Retirement Plan. The number of shares of restricted stock issued pursuant to our Stock Incentive Plan is set forth below.

Named Executive Officers	Shares of Restricted Stock
Joseph F. Puishys	36,994
James S. Porter	10,417
Patricia A. Beithon	7,460
John A. Klein	15,600
Gary R. Johnson	4,070
All directors and executive officers as a group (15 persons)	74,541

All shares of restricted stock held pursuant to our Stock Incentive Plan are subject to future vesting conditions, and the holders of such shares have no investment power over such shares.

(3)	Includes shares underlying stock options exercisable currently or within 60 days after May 4, 2018.

(4)

Includes phantom stock units, each representing the value of one share of our common stock, that are attributable to accounts in our Director Deferred Compensation Plan, which is described under the heading “Director Deferred Compensation Plan” on page 21, and restricted stock units, each representing one share of our common stock that are issued pursuant to our Director Stock Plan, which is described under the heading “Restricted Stock Awards and Restricted Stock Unit Awards.”

(5)	The amounts in this column are derived by adding the amounts in the “Total Beneficial Ownership” and the “Phantom Stock and Restricted Stock Units” columns of the table.

(6)	Includes shares held by a revocable trust for which Ms. Hays serves as trustee.

(7)	Mr. Manning will retire from our Board effective as of the Annual Meeting.

(8)	Includes 1,000 shares held by Mr. Manning’s wife.

(9)	Mr. Marzec will retire from our Board effective as of the Annual Meeting.

(10)	Includes 15,000 shares held by the Puishys Family Trust for which Mr. Puishys serves as trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for the fiscal year ended March 3, 2018.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Articles of Incorporation (the “Articles”) provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. Our Articles further provide that the total number of directors will be determined exclusively by our Board of Directors. The term of one class expires each year in rotation. At our Annual Meeting, the terms of our five Class II directors will expire. Currently, we have eleven directors, with five directors serving in Class II and three directors serving in Classes I and III. Messrs. Manning and Marzec, both of whom currently serve as Class II directors, will retire effective at the Annual Meeting after 13 years of service on our Board. Our Board has determined to decrease the size of the Board to nine directors effective at the Annual Meeting, with three directors serving in each of Class I, Class II and Class III.

Bernard P. Aldrich, Herbert K. Parker and Joseph F. Puishys have been nominated for re-election to our Board as Class II directors. Class II directors elected at the Annual Meeting will serve until our 2021 annual meeting of shareholders, or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director, if elected.

Each of the nominees has consented to be named as a nominee to the Board in this proxy statement, and we have no reason to expect that any of the nominees will fail to be a candidate at the Annual Meeting. Therefore, we have not identified any substitute nominee or nominees at this time. If any of the nominees should be unable to serve as a director prior to the Annual Meeting, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons named as proxies in the enclosed proxy card.

Information about the background and qualifications of the Board nominees for election at the Annual Meeting and the directors who are not subject to re-election at the Annual Meeting is provided below. All of our directors possess the minimum qualities and skills described under “Criteria for Membership on Our Board of Directors” on page 16.

Recommendation

Our Board of Directors recommends that you vote FOR the three Class II director nominees. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Messrs. Aldrich, Parker and Puishys as Class II directors for a three-year term expiring at our 2021 annual meeting of shareholders.

  Nominees As Class II Directors – Terms Expiring 2021

Bernard P. Aldrich Age: 68 Director since: 1991 Independent Non-Executive Chair since 2011	Apogee Committees: • Ad hoc Member – all Board Committees	Public Directorships: • Rimage Corporation (1997 – 2009)

Mr. Aldrich retired as Chief Executive Officer and President, and a director of Rimage Corporation (now Qumu Corporation), a publicly-held designer and manufacturer of on-demand publishing and duplicating systems for CD and DVD-recordable media, in 2009, after 12 years of service in those capacities. Prior to joining Rimage Corporation in 1997, he served as President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. Mr. Aldrich served as President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994; and as Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991.

Skills & Qualifications

•  Executive Leadership

•  Manufacturing Operations

•  Business Operations

•  Financial Management

•  Enterprise Risk Management

•  International

•  Leadership Development

•  Executive Compensation

•  Corporate Governance

•  Public and Private Company Board Experience

Herbert K. Parker Age: 60 Director since: 2018 Independent Audit Committee Financial Expert	Apogee Committees: • Audit	Public Directorships: • TriMas Corporation (2015 – Present) • nVent Electric plc (2018 – Present) • TMS International Corporation (2012 – 2014)

Mr. Parker is the retired Executive Vice President – Operation Excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. He joined Harman International in June 2008 as Executive Vice President and Chief Financial Officer and served in that capacity to 2015. He served as Executive Vice President – Operation Excellence from 2015 to 2017. Prior to joining Harman International Industries, Inc., Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the Chief Financial Officer of the Global Automation Division from 2002 to 2005 and the Americas Region from 2006 to 2008. Mr. Parker began his career as a staff accountant with C-E Systems.

Skills & Qualifications:

•  Executive Leadership

•  Accounting and Audit

•  Financial Management

•  Asset Management

•  Investor Relations

•  Sarbanes-Oxley Compliance

•  Enterprise Risk Management

•  Operations

•  International Business

•  Corporate Governance

•  Public Company Board Experience

  Nominees As Class II Directors – Terms Expiring 2021(continued)

Joseph F. Puishys Age: 60 Director since: 2011 Not Independent Chief Executive Officer and President	Apogee Committees: • N/A	Public Directorships: • Arctic Cat, Inc. (2013 – 2017)

Mr. Puishys has served as our Chief Executive Officer and President since August 2011. Prior to joining our Company, he served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992.

Skills & Qualifications:

•  Executive Leadership

•  Financial Management

•  Commercial Building Industry

•  Commercial Construction Industry

•  Strategy Development and Execution

•  Manufacturing Operations

•  Sales

•  Business Operations

•  Leadership Development

•  International Operations

•  Corporate Governance

•  Public Company Board Experience

Class III Directors – Terms Expiring in 2019

Jerome L. Davis Age: 63 Director since: 2004 Independent	Apogee Committees: • Compensation (Chair)	Public Directorships: • GameStop Corporation (2005 - Present)

Mr. Davis has served as the Executive Vice President and Chief Revenue Officer of the Metropolitan Washington Airports Authority in Washington, D.C., which manages and operates Ronald Reagan National and Dulles International Airports, since September 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from 2010 to 2012. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from 2003 to 2005. From 2001 to 2003 at Electronic Data Systems, he served as Chief Client Executive Officer and President, Americas for Business Process Management. From 1991 to 2001, he served as President of the Commercial Solutions Division of Maytag Corporation and as Senior Vice President of Sales for Maytag’s Appliances Division from 1998 to 1999. He also served in executive positions at Frito Lay and senior positions at Procter & Gamble.

Skills & Qualifications:

•  Executive Leadership

•  Strategy

•  Sales and Business Development

•  Marketing

•  Information Technology

•  Finance and Enterprise Risk

•  Business Operations

•  International

•  Commercial Real Estate Development

•  Consumer/Retail/Consulting

•  Investor Relations

•  Corporate Governance

•  Public Company Board Experience

  Class III Directors – Terms Expiring in 2019 (continued)

Sara L. Hays Age: 53 Director since: 2005 Independent	Apogee Committees: • Compensation • Nominating and Corporate Governance

Ms. Hays is Principal and Founder of SLH Advisors, a privately-held project management and consulting services business she founded in 2011. From 2015 to 2017, she served as Managing Director and Co-Leader of the North American Board Practice of Allegis Partners, an executive search firm. She served as Managing Director, Operations and General Counsel and member of the Executive and Investment Committees of Wrightwood Capital LLC (now part of Ares Management LLC), a real estate finance and investment company, from 2005 to 2011. Prior to joining Wrightwood Capital LLC, she spent over 10 years at Hyatt Hotels, a global hospitality company, initially as Development Counsel and ultimately serving as Senior Vice President and General Counsel and a member of Hyatt Hotels’ Managing Committee responsible for managing the legal risks associated with Hyatt Hotels’ worldwide operations, transactions and owned assets. Before joining Hyatt Hotels, Ms. Hays was an associate practicing commercial real estate law with the Chicago law firm of Coffield Ungaretti & Harris (now part of Nixon Peabody) from 1989 to 1994.

Skills & Qualifications:

•  Executive Leadership

•  Corporate Governance

•  Enterprise Risk Management

•  Commercial Real Estate Industry

•  Finance and Hospitality Industries

•  Legal and Regulatory Compliance

•  Strategy Development and Execution

•  Complex Transactions, including Acquisitions and Workouts

•  Debt and Equity Structuring

•  Private Company Board Experience

Richard V. Reynolds Age: 69 Director since: 2006 Independent	Apogee Committees: • Nominating and Corporate Governance (Chair)	Public Directorships: • Allison Transmission Holdings, Inc. (2010 – Present)

General Reynolds retired from the U.S. Air Force as a Lieutenant General in 2005 after 34 years of service, having served as Vice Commander, Air Force Materiel Command from 2003 to 2005; Commander, Aeronautical Systems Center of Air Force Materiel Command from 2001 to 2003; Commander, Air Force Flight Test Center of Air Force Materiel Command from 1998 to 2001; Program Executive Officer, Airlift and Trainers of the Air Force Program Executive Office from 1996 to 1998; and various other operational and leadership positions, from 1971 to 1996. General Reynolds is the owner of The VanFleet Group, LLC, a privately held aerospace consulting firm he formed in 2005. He also served as Senior Manager/Senior Business Advisor of BearingPoint, Inc., an international management and technology consulting firm, from 2006 to 2009.

Skills & Qualifications:

•  Executive Leadership

•  Enterprise Risk Management

•  Information Technology, including Cyber Security

•  Government Relations

•  Government Contracting and Procurement

•  Supply Chain and Logistics Management

•  Leadership Development

•  Human Capital

•  Research and Development/Product Development

•  Regulatory Compliance

•  Corporate Governance

•  Public Company Board Experience

Class I Directors – Term Expiring in 2020

Lloyd E. Johnson Age: 64 Director since: 2017 Independent Audit Committee Financial Expert	Apogee Committees: • Audit

Mr. Johnson was the Global Managing Director, Finance and Internal Audit of Accenture Corporation, a global management consulting and professional services firm providing strategy, consulting, digital technology and operations services, from 2004 to 2015. Prior to joining Accenture Corporation, he served as Executive Director, M&A and General Auditor for Delphi Automotive PLC, a vehicle components manufacturer, from 1999 to 2004. From 1997 to 1999, he served as Corporate Vice President, Finance and Chief Audit Executive for Emerson Electric Corporation, a diversified global manufacturing company serving industrial, commercial and consumer markets. Earlier in his career, he held senior finance leadership roles at Sara Lee Knit Products, a division of Sara Lee Corporation; Shaw Food Industries, a privately-held food service supply company; and Harper, Wiggins & Johnson, CPA, a regional accounting firm. Mr. Johnson began his career with Coopers & Lybrand, a global accounting firm that became part of PricewaterhouseCoopers, a global accounting firm.

Skills & Qualifications:

•  Executive Leadership

•  Public Accounting and Audit

•  Financial Management

•  Business Operations

•  Mergers and Acquisitions

•  International Business

•  Information Technology, including Cyber Security

•  Consulting and Manufacturing Industries

•  Enterprise Risk Management

•  Industrial, Commercial and Consumer Markets

•  Corporate Governance

Donald A. Nolan Age: 57 Director since: 2013 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Compensation	Public Directorships: • Kennametal Inc. (2014 – 2016)

Mr. Nolan served as President and Chief Executive Officer of Kennametal Inc., an industrial technology leader serving customers across the aerospace, earthworks, energy, industrial production, transportation and infrastructure industries, from 2014 to 2016. Prior to joining Kennametal Inc., he served as President of the Materials Group for Avery Dennison Corporation, a global leader in labeling and packaging materials and solutions, from 2008 to 2014. As President of Avery Dennison’s Materials Group, Mr. Nolan leveraged operational strengths to accelerate organic growth with an acute focus on customer engagement, brand-savvy marketing and commercially successful innovation. Mr. Nolan served in various executive capacities for Valspar Corporation, a global leader in the paint and coatings industry, from 1996 to 2008. Earlier in his career, Mr. Nolan served in marketing and sales positions with Loctite Corporation, Ashland Chemical Company and General Electric Company. He started his career at Latrobe Steel, then a subsidiary of Timken Company.

Skills & Qualifications:

•  Executive Leadership

•  Business Operations

•  Strategy Development and Execution

•  Marketing and Sales

•  Financial Management

•  International Business

•  Mergers and Acquisitions

•  Enterprise Risk Management

•  Corporate Governance

•  Public and Private Company Board Experience

  Class I Directors – Term Expiring in 2020 (continued)

Patricia K. Wagner Age: 55 Director since: 2016 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Compensation

Ms. Wagner has served as Chief Executive Officer of Southern California Gas Company (”SoCalGas”), a regulated subsidiary of Sempra Energy, a Fortune 500 energy holding company, since 2017. SoCalGas is the largest natural gas distribution utility in the United States. Since joining Sempra Energy in 1995, she has served in several leadership positions for the Sempra Energy family of companies, including Executive Vice President of Sempra Energy in 2016; President and Chief Executive Officer of Sempra U.S. Gas & Power, a leading developer and generator of renewable energy and natural gas solutions and operator of power plants, natural gas storage facilities, pipelines and distribution utilities, from 2014 to 2016; and other leadership positions for the Sempra Energy family of companies from 1995 to 2014. Prior to joining Sempra Energy, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner held positions at McGaw Laboratories and Allergan Pharmaceuticals.

Skills & Qualifications:

•  Executive Leadership

•  Business Operations

•  Financial Management

•  Accounting and Audit

•  Strategy Development and Execution

•  Energy Industry

•  Information Technology

•  Regulatory Compliance

•  Corporate Governance

PROPOSAL 2: RATIFICATION OF THE ELECTION OF LLOYD E.

JOHNSON AS A CLASS I DIRECTOR

On June 22, 2017, our Board elected Lloyd E. Johnson to the Company’s Board of Directors as a Class I director for a three-year term expiring at the Company’s 2020 annual meeting of shareholders. As a matter of good corporate governance, the Board and Mr. L. Johnson, determined it was important for the shareholders of the Company to vote on whether Mr. L. Johnson should continue to serve as a director of the Company sooner than the expiration of his three-year term. Mr. L. Johnson agreed to submit his election to the Company’s Board as a Class I director to a ratification vote of the Company’s shareholders at the Annual Meeting and to offer his resignation as a director to our Nominating and Corporate Governance Committee for consideration if he does not receive “for” votes from at least a majority of all shares voted on the ratification of his election as a Class I director. If the ratification of his election as a Class I director for a term expiring at the 2020 annual meeting of shareholders receives at least a majority of “for” votes by shareholders voting on the matter at the Annual Meeting, he will continue to serve as a Class I director until the expiration of his term. Mr. L. Johnson is an independent director, serves as a member of the Audit Committee and is an “audit committee financial expert.” Information on Mr. L. Johnson’s background and qualifications are on page 13.

Recommendation

Our Board of Directors recommends that you vote FOR the ratification of the election of Lloyd E. Johnson to the Board. Proxies will be voted FOR this proposal unless otherwise specified.

CORPORATE GOVERNANCE

Corporate Governance Section of Our Website

Information related to our corporate governance is available on our website at www.apog.com by clicking on “Investors”, selecting “Governance” and then selecting the applicable document or information. This information includes:

●	Management – Background and Experience

●	Board Committee Charters

●	Our Code of Business Ethics and Conduct

●	How to Contact the Board

●	Our Corporate Governance Guidelines

●	Our Restated Articles of Incorporation

●	Our Amended and Restated By-laws

We will provide copies of any of the foregoing information without charge upon written request to: Corporate Secretary, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435.

Code of Business Ethics and Conduct

Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All of our employees and all members of our Board of Directors are required to comply with our Code of Conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to continue to reflect evolving corporate governance practices.

Board Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year, in accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards.

Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with us except serving as a director and holding shares of our common stock: Bernard P. Aldrich, Jerome L. Davis, Sara L. Hays, Lloyd E. Johnson, John T. Manning, Robert J. Marzec, Donald A. Nolan, Herbert K. Parker, Richard V. Reynolds and Patricia K. Wagner, as well as David E. Weiss, who retired from our Board of Directors effective as of our 2017 Annual Meeting of Shareholders. Our Board of Directors has determined that Joseph F. Puishys is not independent because he serves as our Chief Executive Officer and President.

Criteria for Membership on Our Board of Directors

Our Corporate Governance Guidelines outline our director qualification standards. Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, ethnicity, age, geographic location, and business skills and experience at policy-making levels. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors believes that non-employee directors should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for directors in 2002. The guidelines encourage share ownership by our directors in an amount having a market value of $180,000 (three times the current annual Board retainer of $60,000) to be achieved within five years of first being elected as a director. In calculating share ownership of our non-employee directors, we include shares of restricted stock and restricted stock units issued pursuant to our Director Stock Plan, and phantom stock units issued pursuant to our Director Deferred Compensation Plan, but do not include unexercised stock options. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of March 2, 2018, the last trading day of fiscal 2018, all of our non-employee directors exceeded our stock ownership guidelines, except for Mr. L. Johnson, who joined our Board on June 22, 2017 and Mr. Parker, who joined our Board on April 26, 2018. Both Messrs. L. Johnson and Parker are currently on pace to meet our guidelines within five years of election to our Board.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of our directors, no individual may stand for election to our Board after his or her 72nd birthday.

Procedure for Evaluating Director Nominees

Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and a majority of our other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director and desire to continue to serve as a director.

Board Meetings and 2017 Annual Meeting of Shareholders

During fiscal 2018, our Board of Directors met eight times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present four times. Each of our directors attended at least 75% of the regularly scheduled and special meetings of our Board of Directors and the Board committees on which he or she served that were held during the time he or she was a director during fiscal 2018.

All members of our Board of Directors are expected to attend our annual meetings of shareholders, and all of the members of our Board of Directors who continued to serve on our Board after our 2017 Annual Meeting of Shareholders attended such meeting.

Board Committee Responsibilities, Meetings and Membership

We currently have three standing Board Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter that is available on our website at www.apog.com by clicking on “Investors” and selecting “Governance” and then selecting the applicable Board Committee charter.

Board Committee	Responsibilities
AUDIT COMMITTEE All Members Independent	●	Directly responsible for the appointment, compensation, retention and oversight of the work of the firm that serves as the independent accountants to audit our financial statements.
This Committee has oversight responsibilities for our independent registered public accounting firm.
	●	Oversees our system of financial controls, internal audit procedures and internal audit function.
	●	Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.
Each member meets the independence and experience requirements of the NASDAQ listing standards and the SEC.	●	Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.
	●	Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.
Each member is an “audit committee financial expert” under the rules of the SEC.	●	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.
	●	Considers the accounting firm’s independence.

COMPENSATION COMMITTEE	●	Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.
All Members Independent	●	Determines the compensation of our executive officers and other members of senior management.
This Committee administers our executive compensation program.	●	Administers our stock incentive plans in which our employees participate.
	●	Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.
Each member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m).
	●	Reviews its decisions on compensation for our Chief Executive Officer with the full Board of Directors prior to communicating those decisions to our Chief Executive Officer.

	●	Directly responsible for the appointment, compensation, retention and oversight of the independent compensation consultant.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	●	Develops a Board succession plan and establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.
	●	Assesses our compliance with our Corporate Governance Guidelines.
All Members Independent
	●	Reviews our organizational structure and senior management succession plans.
This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.	●	Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Board committees and compensation for directors.
	●	Administers an annual performance review of our Board committees, Board of Directors as a whole and our directors whose terms are expiring.
	●	Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.
	●	Administers our Director Stock Plan and Director Deferred Compensation Plan.

The table below provides fiscal 2018 membership and meeting information for each of our standing Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Bernard P. Aldrich(1)

Jerome L. Davis		C(2)	M(3)

Sara L. Hays		M	M

Lloyd E. Johnson	M(4)(5)

John T. Manning	M(5)		M

Robert J. Marzec	C(5)

Donald A. Nolan	M(5)	M

Herbert K. Parker	M(5)(6)

Joseph F. Puishys

Richard V. Reynolds			C

Patricia K. Wagner	M(5)	M(4)

David E. Weiss(7)		C(8)

Fiscal 2018 Meetings	7	4	4

Fiscal 2018 Executive Sessions	5	4	3

C = Committee Chair     M = Committee Member

(1)	Mr. Aldrich serves as Non-Executive Chair of our Board.

(2)	Mr. Davis served as Chair since June 22, 2017.

(3)	Mr. Davis served as a member through June 21, 2017.

(4)	Member since June 22, 2017.

(5)	Audit committee financial expert under the rules of the SEC.

(6)	Member since April 27, 2018.

(7)	Mr. Weiss retired from our Board on June 22, 2017.

(8)	Mr. Weiss served as Chair through June 21, 2017.

Risk Oversight by Our Board of Directors

Our Board of Directors oversees our enterprise risk management processes, focusing on our business, strategic, financial, operational, information technology and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all Board members. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees, as follows:

●

Our Audit Committee has primary responsibility for risk management relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and internal audit partner regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct issues, litigation and legal claims, and other compliance matters.

●

Our Compensation Committee, with assistance from its independent compensation consultant, oversees risk management associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general.

●

Our Nominating and Corporate Governance Committee oversees risk management associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.

Board Leadership Structure

Our Board of Directors separated the roles of Chair of the Board and Chief Executive Officer in 2011, and Mr. Aldrich has served as our Non-Executive Chair since 2011. In this capacity, Mr. Aldrich has chaired our annual meetings of shareholders, the meetings of our Board of Directors and executive sessions of our independent directors. The Non-Executive Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors.

Certain Relationships and Related Transactions

We have established written policies and procedures (the “Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Person Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transaction Policy). Our Related Person Transaction Policy supplements our Code of Conduct Conflict of Interest Policy (the “Conflict of Interest Policy”), which applies to all of our employees and directors.

Our Related Person Transaction Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situations involving an employee or director, or their Immediate Family Members. During fiscal 2018, there were no Related Person Transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements During Fiscal 2018

Our Board of Directors approves the compensation for members of our Board of Directors and Board committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Board committees generally at the 50th percentile for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes and described under the heading “Peer Group” on pages 35 - 36. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management using a third-party compensation database. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.

The following table describes the compensation arrangements with our non-employee directors as of the end of fiscal 2018.

Compensation	Fiscal 2018
Annual Cash Retainers:
Non-Executive Chair of the Board	$135,000(1)
Board Member	60,000(2)
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	25,000
Nominating and Corporate Governance Committee Member	10,000
Equity Grant	94,996(3)
Charitable Matching Contributions Program	$2,000 maximum aggregate annual match

(1)

We pay an annual cash retainer to our Non-Executive Chair of the Board. We do not pay any other cash compensation to him or her for service on our Board of Directors. The Non-Executive Chair also receives an annual equity award, similar to the other non-employee directors. Effective as of July 1, 2017, we increased the annual retainer for our Non-Executive Chair from $125,000 to $135,000 to bring the retainer more in line with competitive market practices.

(2)	Effective as of July 1, 2017, we increased the annual cash retainer to our directors from $50,000 to $60,000 to bring the retainer more in line with competitive market practices.

(3)

On June 22, 2017, we granted a restricted stock award of 1,720 shares, having a value of $94,996 on the date of grant that vests over three years in equal annual installments on the anniversaries of the award to each of our non-employee directors whose term continued after our 2017 Annual Meeting of Shareholders.

Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards to non-employee directors are issued pursuant to our Director Stock Plan. Each non-employee director receives a restricted stock award on the date he or she is first elected to our Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. The number of shares of restricted stock subject to the award is determined by our Board of Directors, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies. Restricted stock awards vest in three equal annual installments over a three-year vesting period. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any cash dividends and any other distributions.

Non-employee directors have the option to defer receipt of all or a portion of any restricted stock award and will receive a restricted stock unit award for that portion of the restricted stock award deferred. Restricted stock unit awards are also issued pursuant to our Director Stock Plan. Each non-employee director electing to receive a restricted stock unit award in lieu of a restricted stock award receives a credit of shares of our common stock in an amount equal to the number of shares he or she has elected to defer. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Non-employee directors receiving restricted stock unit awards may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan was adopted by our Board of Directors to encourage our non-employee directors to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There is no Company match on amounts deferred by our non-employee directors under such plan. Each participating director receives a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Charitable Matching Contributions Program for Non-Employee Directors

Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2018 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for fiscal 2018.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bernard P. Aldrich	131,667	(4)	94,996	31,804	258,467
Jerome L. Davis	80,000	(5)	94,996	22,909	197,905
Sara L. Hays	76,667	(5)	94,996	16,521	188,184
Lloyd E. Johnson	50,000	(5)	94,996	2,753	147,749
John T. Manning	81,667	(5)	94,996	4,083	180,746
Robert J. Marzec	86,667	(5)	94,996	13,076	194,739
Donald A. Nolan	81,667	(5)	94,996	8,397	185,060
Herbert K. Parker(6)	N/A		N/A	N/A	N/A
Richard V. Reynolds	81,667	(5)	94,996	19,050	195,713
Patricia K. Wagner	78,333	(5)	94,996	1,955	175,284
David E. Weiss(7)	25,000		—	2,508	27,508

(1)

Includes cash retainers deferred by non-employee directors under our Director Deferred Compensation Plan, as further described under the heading “Director Deferred Compensation Plan” on page 21. During fiscal 2018, Messrs. Davis, Marzec and Nolan were our only non-employee directors to make deferrals of all or a portion of their annual cash retainers pursuant to our Director Deferred Compensation Plan.

(2)

The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On June 22, 2017, each of our non-employee directors whose term continued after our 2017 Annual Meeting of Shareholders received a restricted stock award or, if a director elected to defer receipt of all or a portion of his or her restricted stock award, a restricted stock unit award of 1,720 shares. The closing price of our common stock on the NASDAQ Global Select Market on June 22, 2017, the date of grant, was $55.23. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock, restricted stock units, including shares from dividends credited to the account, and vested options to purchase shares of our common stock held by our non-employee directors as of March 3, 2018, the end of fiscal 2018. Our non-employee directors did not hold any unvested stock options as of March 3, 2018.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Shares of Deferred Restricted Stock Units (#)	Aggregate Number of Stock Options (#)
Bernard P. Aldrich	3,497	—	—
Jerome L. Davis	—	5,144	—
Sara L. Hays	3,497	—	—
Lloyd E. Johnson	1,720	—	—
John T. Manning	3,497	—	—
Robert J. Marzec	3,497	—	10,000
Donald A. Nolan	—	5,144	—
Herbert K. Parker	—	—	—
Richard V. Reynolds	—	5,144	—
Patricia K. Wagner	3,736	—	—
David E. Weiss	—	—	—

(3)

This column includes dividends and dividend equivalents paid on shares of restricted stock and restricted stock unit awards, respectively, issued pursuant to our Director Stock Plan, dividend equivalents paid on phantom stock units pursuant to our Director Deferred Compensation Plan and matching contributions pursuant to our Charitable Matching Contributions Program for Non-

Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2018.

Name	Dividends Paid on Shares of Restricted Stock ($)	Dividend Equivalents Paid on Shares of Deferred Restricted Stock Units ($)	Dividend Equivalents Paid on Phantom Stock Units ($)	Matching Contributions under our Charitable Matching Contributions Program for Non-Employee Directors ($)	Total All Other Compen- sation ($)
Bernard P. Aldrich	2,038	—	27,766	2,000	31,804
Jerome L. Davis	103	2,719	18,087	2,000	22,909
Sara L. Hays	2,038	—	12,483	2,000	16,521
Lloyd E. Johnson	753	—	—	2,000	2,753
John T. Manning	2,038	—	—	2,000	4,083
Robert J. Marzec	2,038	—	9,038	2,000	13,076
Donald A. Nolan	103	2,719	3,575	2,000	8,397
Herbert K. Parker	N/A	N/A	N/A	N/A	N/A
Richard V. Reynolds	103	2,719	14,228	2,000	19,050
Patricia K. Wagner	1,955	—	—	—	1,955
David E. Weiss	508	—	—	2,000	2,508

(4)	The annual cash retainer paid for service as our Non-Executive Chair was increased to $135,000 from $125,000 effective as of July 1, 2017, during the second quarter of fiscal 2018.

(5)	The annual cash retainer paid for Board service was increased to $60,000 from $50,000 effective as of July 1, 2017, during the second quarter of our fiscal 2018.

(6)	Mr. Parker was not elected to our Board until fiscal 2019.

(7)	Mr. Weiss retired from our Board on June 22, 2017.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2018 proxy statement and Annual Report on Form 10-K for the fiscal year ended March 3, 2018.

Compensation Committee of the

Board of Directors of Apogee

Jerome L. Davis, Chair

Sara L. Hays

Donald A. Nolan

Patricia K. Wagner

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2018, and certain elements of the fiscal 2019 program. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our executives, including our Named Executive Officers, for fiscal 2018.

Our Named Executive Officers for fiscal 2018 were:

●	Joseph F. Puishys, Chief Executive Officer and President
●	James S. Porter, Executive Vice President and Chief Financial Officer
●	Patricia A. Beithon, General Counsel and Corporate Secretary
●	John A. Klein, Senior Vice President, Operations and Supply Chain Management and President of EFCO Corporation(1)
●	Gary R. Johnson, Vice President and Treasurer

Messrs. Porter, Klein and G. Johnson and Ms. Beithon are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.

(1)

Mr. Klein was promoted to President of EFCO Corporation, one of the business units in our Architectural Framing Systems segment, in February 2018 and discontinued his service as Senior Vice President, Operations and Supply Chain Management in February 2018.

Executive Summary

About Apogee. Our Company is a world leader in the design and development of value-added glass solutions for enclosing commercial buildings and value-added glass and acrylic for picture framing and displays. We have four segments with nine operating companies, 18 U.S. manufacturing fabrication locations and nine international fabrication locations. For fiscal 2018, we had revenue of approximately $1.326 billion.

Our Strategy

Our strategies are to diversify revenue streams and structure the business to provide more stable revenue growth and profit generation over a commercial construction economic cycle. Strategies are focused on diversification of end sectors served through growth from new geographies, new products and new markets, while improving margins through productivity and construction project selection initiatives. In an effort to reduce our exposure to the cyclical nature of the large-building segment of the commercial construction industry, we have expanded our focus to include mid-sized projects in the Architectural Glass segment and grow our geographic footprint through organic growth and acquisitions in our Architectural Framing Systems segment. We continue to focus on the retrofit and renovation of windows and curtainwall as we have seen increased interest from non-residential and high-end multi-family residential building sections in upgrading building facades and improving energy efficiency.

In the Architectural Services segment, our emphasis is on improving margins through focused commercial construction project selection, while continuing to deliver long-term organic growth through geographic expansion in line with the segment’s available project management capacity.

Within the Large-Scale Optical segment, our strategy is to grow in newer display markets that desire the value-added properties that our glass and acrylic products provide, while continuing to convert the domestic and international custom picture framing and fine art markets from clear uncoated glass and acrylic products to value-added products that protect art from ultra-violet damage and minimize reflection.

Our Fiscal 2018 Performance. Our Company achieved record revenues and record adjusted earnings per diluted share and generated significant operating cash flow. During fiscal 2018, we advanced our strategies to diversify revenue streams and position our Company to deliver shareholder value throughout the commercial construction economic cycle.

Fiscal 2018 Highlights
Revenue and Earnings Growth

●       We had record revenues growing revenues to $1.326 billion, or 19% over the prior year.

●       Adjusted earnings per diluted share increased 7% to $3.23 per share from $3.03 in the prior year; earnings per diluted share was $2.76, a decrease of 7% from $2.97 in the prior year. Adjusted earnings per diluted share excludes amortization of short-lived intangibles, acquisition-related costs and restructuring-related costs. See Exhibit A for a reconciliation of adjusted earnings per diluted share.

Operational Performance

●       Adjusted operating margin was 10%, down slightly from 11% in the prior year; operating margin was 9%, down slightly from 11% in the prior year.

●       Adjusted operating income was $133 million, up 7% over adjusted operating income of $124 million in the prior year; operating income was $114 million, down 6% from $122 million in the prior year. Operating margin was negatively impacted by reduced leverage in our Architectural Glass and Architectural Services segments, inclusion of EFCO Corporation at lower margins, and costs for shutdown of an Architectural Glass segment facility in Utah. Adjusted operating income excludes amortization of short-lived intangibles, acquisition-related costs and restructuring-related costs. See Exhibit A for a reconciliation of adjusted operating margin and adjusted operating income.

●       Our productivity program, which includes our Lean initiative, contributed an estimated 40 to 50 basis points to operating margin from cost productivity savings through Lean/continuous improvement projects.

●       Cash flow generated from operations was $127.5 million, an increase of $3.5 million, or 3% over the prior year.

●       Free cash flow was $74.3 million, an increase of $18.3 million, or 32.8% over the prior year.

●       Continued effective management of our working capital requirements with days working capital of approximately 50 days as of the end of fiscal 2018.

Shareholder Return

●       We repurchased 702,299 shares of our common stock during our fiscal 2018 at a total cost of $33.7 million.

●       We paid dividends totaling $16.4 million during our fiscal 2018 and increased our quarterly cash dividend 12.5% to $0.1575 per share during the fourth quarter of fiscal 2018.

●       Although our annualized total shareholder return (“TSR”) was -23.6% over the past one-year period, we had annualized TSR of 12.2% over the past five-year period and 19.6% over the past seven-year period under our current Chief Executive Officer’s tenure.

         While our one-year annualized TSR is down over the prior year, we believe that the significant accomplishments achieved during fiscal 2018 position our Company for future growth and improved profitability.

During fiscal 2018, we made considerable progress on our strategies to better position our Company over the commercial construction cycle and took steps to improve our operations for future years.

Fiscal 2018 Operations Highlights
Entrance Into New or Expanded Geographies

●       We expanded our North American geographic footprint in the second quarter of fiscal 2018 by acquiring the stock of EFCO Corporation, a U.S. manufacturer of architectural aluminum window, curtainwall, storefront and entrance systems for commercial construction projects located in Monett, Missouri, for a purchase price of $192 million. Our acquisition of EFCO expands our U.S. geographic penetration and product offerings.

●       Our Architectural Framing Systems and Architectural Services segments also further expanded their presence in the Northeast region of the U.S.

●       We further penetrated new framing and display markets in Europe and certain other international geographies.

Introduction of New Products

●       Our Architectural Glass, Architectural Framing Systems and Large-Scale Optical segments introduced new products during fiscal 2018, including new architectural glass coatings, and thermal, hurricane and blast products.

●       We have new product introduction plans in place for each of our business units and continue to evaluate other acquisition opportunities.

Expansion of Current Capabilities

●       We continued to make investments to increase product capabilities and manufacturing productivity.

●       We increased resources for our commercial building retrofit initiative, winning retrofit orders of $40 million during fiscal 2018 and significantly growing the pipeline for retrofit opportunities for future years.

Operations Improvement Efforts

●       We continued our company-wide continuous improvement and productivity program, which includes our Lean initiative and improvements in our supply chain management. Our continuous improvement efforts included automation, labor productivity and yield improvements, manufacturing shift configurations, and numerous other continuous improvement efforts.

●       We continued our senior and middle management leadership development programs to develop our future leaders.

●       We continued our long-standing focus on workplace and job site safety.

Creating Shareholder Value. Our Company has delivered substantial improvement in TSR and has outperformed the companies in our compensation peer group since fiscal 2013 (identified under “Peer Group” on page 35). Our cumulative TSR has tracked very closely with the Russell 2000 since fiscal 2013. The chart below compares our Company’s cumulative TSR to our compensation peer group for fiscal 2018 and the Russell 2000 Index for the past one, three and five-year periods. Although our one-year annualized TSR performance for our Company was negative, our three-year and five-year cumulative TSR performance is significantly better than our compensation peer group for fiscal 2018.

We have significantly improved financial performance over the last five fiscal years, as evidenced by our growth in revenue of 72% and earnings per diluted share (“EPS”) of 191%. These metrics, among others, are used in our incentive compensation plans to reward our executives and align pay with performance.

(1) CAGR is defined as compound annual growth rate; based on adjusted EPS.

(2) Adjusted EPS, excluding amortization of short-lived acquired intangibles, acquisition-related costs and the income tax impact on such adjustments totaling $0.06 per share in the aggregate; GAAP EPS was $2.97.

(3) Adjusted EPS, excluding amortization of short-lived acquired intangibles, acquisition-related costs, restructuring-related costs and the income tax impact on such adjustments totaling $0.47 per share in the aggregate; GAAP EPS was $2.76.

See Exhibit A for a reconciliation of GAAP EPS and adjusted EPS.

Executive Compensation Philosophy and Practices. Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	See Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	See Page
We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	31-32	We do not have employment contracts for our Named Executive Officers.	58

We review “tally sheets” and realizable pay and performance for our Named Executive Officers and use that information as a factor in making compensation decisions.	34	We do not pay annual incentive compensation if our Company is not profitable for the year.	39-40

We mitigate undue compensation risk by utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our annual cash incentives and long-term performance awards, as well as having robust Board and Board Committee processes to identify and manage risk.	48	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	48

We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	58-59	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	58-59
Our equity award agreements for grants made pursuant to our Stock Incentive Plan have “double trigger” change-in-control provisions for all employees.	59

We provide minimal perquisites to our executives.	51-52	We do not provide tax reimbursement or tax “gross-ups” on any perquisites. We do not provide automobile allowances or pay for club memberships for our Named Executive Officers.	51-52

We have adopted stringent share ownership guidelines, and we review compliance annually.	47	We do not reprice underwater stock options or stock appreciation rights.

We evaluate share utilization by annually reviewing overhang and burn rates.	36

The Committee benefits from its utilization of a compensation consulting firm that fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	34	The Committee’s compensation consulting firm does not provide any other services to our Company other than those requested by our Compensation Committee for executive compensation.	34

We have a clawback policy that applies to our Named Executive Officers and certain other executives.	47	The Committee’s independent compensation consulting firm does not provide any specific recommendations for compensation for our Named Executive Officers.
We have a formal hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities.	47

The Role of Shareholder Vote on Say on Pay Proposal. Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on June 22, 2017, 96% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee did not make any changes to its programs in response to this vote. The Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.

Our Executive Compensation Program. Total compensation includes a mix of short-term and long-term compensation and fixed and performance-based compensation.

●	Short-term compensation

◾	Base salary

◾	Annual performance-based cash incentives

●	Long-term compensation

◾	Restricted stock award

◾	Two-year performance-based awards on end-to-end cycles that are only earned upon achievement of certain two-year financial performance measures with any amounts earned paid over two-years.

    ○    These awards are granted every other year and settled in cash.

◾

Our Chief Executive Officer also participates in a performance-based evaluation incentive program that encourages him to remain with our Company until retirement and to drive continued growth, operational improvement and successful implementation of our strategic plan. Amounts earned by our Chief Executive Officer pursuant to this program are mandatorily deferred pursuant to our Deferred Compensation Plan.

Target Compensation Mix. The charts below illustrate the short-term and long-term mix, and fixed and performance-based mix of the primary compensation elements at target. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

(1)

Our two-year performance-based awards have end-to-end performance cycles, are granted every other year and are cash-settled. During fiscal 2017, we granted the opportunity to earn the fiscal 2017 – 2018 performance-based awards to all our Named Executive Officers. We will not make any two-year performance-based awards to our Named Executive Officers until fiscal 2019, after the completion of the current fiscal 2017 – 2018 award cycle. We have included the annualized (50%) value of such awards at target in the charts above. These awards are a component of long-term compensation for both years in the performance cycle.

(2)

During fiscal 2018, we granted the fiscal 2018 CEO evaluation incentive, which has a one-year performance period. All of the fiscal 2018 CEO evaluation incentive is included at target in the chart above.

Highlights of Fiscal 2018 Compensation Actions. The following highlights the Committee’s key compensation decisions for fiscal 2018. These decisions were made after reviewing compensation data provided by the Committee’s independent compensation consultant.

●

Base Salaries.    For fiscal 2018, the Committee awarded a base salary increase of 5.1% to our Chief Executive Officer and base salary increases ranging from 3.0% to 4.4% to our Other Named Executive Officers.

●

Annual Cash Incentive Payouts.    Our fiscal 2018 annual cash incentives did not payout for any of our Named Executive Officers because the Company’s fiscal 2018 performance was below the threshold performance level for all three financial performance metrics. The financial performance metrics for these awards were net sales, EBT and DWC.

●

Restricted Stock Awards.    On April 27, 2017, the Committee awarded restricted stock awards to our Named Executive Officers that vest over three-years. Our Chief Executive Officer received an award valued at $935,002 and our Other Named Executive Officers received awards with values ranging from $77,935 to $250,700.

●

Fiscal 2017 – 2018 Performance-Based Awards.    Our fiscal 2017 – 2018 performance-based awards paid out at 69.19% of target. Our Chief Executive Officer earned an incentive of $1,785,794 and our other Named Executive Officers earned incentives ranging from $148,952 to $522,093. These awards are end-to-end awards and will only be granted every other year. Half of these earned awards (50%) will be paid out at the end of the two-year performance period, while the remaining half (50%) of the earned award being paid out one-year later. The financial performance metrics for these awards were cumulative net sales, cumulative EPS and average ROIC. Our Company did not grant two-year performance awards during fiscal 2018.

●

Chief Executive Officer Evaluation Incentive.    Our Chief Executive Officer earned $227,322 under the fiscal 2018 CEO evaluation incentive awards, all of which was mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019, our Company’s fiscal 2020.

Overview of Primary Compensation Elements

The table below provides an overview of the three primary compensation elements used in our executive compensation program.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary	Attract and retain executives by offering salaries that are competitive with the market.

Annual subjective assessment of executive leadership and individual performance, experience, tenure, competitive market data, internal equity among positions with similar responsibilities and executive potential.

			Targeted to be around the 50th percentile relative to competitive market practices.	Based on individual performance.
Annual Cash Incentive Compensation	Create an incentive for achievement of pre-defined annual Company performance results.

For target bonus award opportunity percentages – competitive market data and trends, and internal equity among positions with similar responsibilities.

For actual bonus payouts – performance against pre-established criteria in our annual cash incentive plan.

Our overall performance results will yield total cash compensation levels as follows:

●   Below target performance: total cash at or below the 25th percentile.

●   Target performance: total cash slightly below the 50th percentile.

●   Above target performance: total cash above the 50th percentile.

Payout dependent on achievement of one-year Company financial performance goals.
Long-Term Incentive Compensation: ● Restricted Stock and ● Two-Year Performance-Based Awards	Align the interests of executives with shareholders and provide focus on long-term sustained performance. Create appropriate retention incentives.	Company performance, annual subjective assessment of achievement of individual business objectives, market data and trends, internal equity among positions with similar responsibilities and executive potential.	Targeted generally to be at or slightly above the 50th percentile for target performance and up to the 75th percentile for maximum performance.

Performance that increases our stock price increases the value of the restricted stock awards.

Cash payout of the two-year performance-based awards is dependent on achievement of two-year Company financial performance goals.

(1)	Actual pay levels may be above or below the targeted level depending on all of the factors outlined in the “How Determined” column of the table.

Compensation Process

Our compensation program is evaluated annually taking into consideration changes to our business strategy, the economy and our competitive marketplace.

During the first quarter of each fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation are reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.

In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the market. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.

The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation, and long-term incentive awards) perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs. However, the Committee generally does not consider compensation earned in prior years in establishing the elements and levels of compensation for a Named Executive Officer in the current fiscal year.

Consulting Assistance, Peer Group and Competitive Market

Compensation Consultant Independence. In fiscal 2018, the Committee retained the services of Pearl Meyer to assist with the review of overall compensation for our executive officers. Pearl Meyer reports directly to the Committee, and the Committee can replace Pearl Meyer or hire additional consultants at any time. During fiscal 2018, Pearl Meyer attended three Committee meetings in person or by telephone, including executive sessions, as requested, and consulted with the Chair of the Committee between meetings.

As required under the Dodd-Frank Act, the Committee has analyzed whether the work of Pearl Meyer as its compensation consultant raises any conflict of interest, taking into consideration the following factors under this rule: (i) Pearl Meyer does not provide any other services to our Company; (ii) the amount of fees from our Company paid to Pearl Meyer is less than 1% of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures were designed to ensure independence; (iv) Pearl Meyer does not have any business or personal relationship with an executive officer of our Company or any member of the Committee; and (v) neither Pearl Meyer, nor any member of its consulting team, owns any stock of our Company. The Committee has determined, based on its analysis of the above factors, that Pearl Meyer is independent of our Company and the work of Pearl Meyer (and the individual compensation advisors employed by Pearl Meyer) as compensation consultant to the Committee has not created any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Peer Group.  The selection criteria identified for determining and reviewing our Company’s peer group generally include:

●	Companies with revenue within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization to revenue ratio of 0.5 or greater.

●	Companies in the same or similar industries.

●	Companies with business model similarity, which may include the following:

◾	Coatings for special purposes (e.g., protective, UV, etc.);

◾	Construction materials, primarily for commercial or industrial applications;

◾	Specialized/customized product lines;

◾	Heavy-duty manufacturing operations and project-directed manufacturing;

◾	Project-based businesses;

◾	Green product or service initiatives; and

◾	Revenues generated primarily in the United States (greater than 60%).

●	Companies in the same geographic location (to a lesser degree).

●	Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).

Compensation actions taken during fiscal 2018, including the determination of fiscal 2018 base salaries, annual cash incentive targets, restricted stock awards and the fiscal 2017 – 2018 performance-based awards, were based on the 14-company peer group listed below.

● Aegion Corporation	● H.B. Fuller Company

● AZZ Inc.	● Headwaters Incorporated

● CLARCOR Inc.	● LCI Industries

● Eagle Materials Inc.	● NCI Building Systems, Inc.

● EnPro Industries, Inc.	● Quaker Chemical Corporation

● Graco Inc.	● Quanex Building Products Corporation

● Griffin Corporation	● Tennant Company

During the third quarter of fiscal 2018, the Committee, with the assistance of its independent compensation consultant and using the criteria outlined above, identified a revised compensation peer group, which will be utilized for fiscal 2019 compensation actions. The revised 15-company peer group includes the below listed companies.

● Aegion Corporation	● H.B. Fuller Company

● AZZ Inc.	● LCI Industries

● BMC Stock Holdings, Inc.	● Masonite International Corporation

● Eagle Materials Inc.	● NCI Building Systems, Inc.

● EnPro Industries, Inc.	● Quaker Chemical Corporation

● Gibralter Industries, Inc.	● Quanex Building Products Corporation

● Graco Inc.	● Tennant Company

● Griffin Corporation

CLARCOR Inc. and Headwaters Incorporated, two companies in our prior peer group, were excluded from our revised peer group because they had been acquired and are no longer public companies. BMC Stock Holdings, Inc., Gibralter Industries, Inc., and Masonite International Corporation are three new companies that were included in our revised peer group.

Competitive Market. The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys. The information on the competitive market is used by the Committee:

●	As an input in designing our compensation plans and philosophy;

●	As an input in developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;

●	To benchmark the form and mix of long-term awards;

●	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and

●	To benchmark overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2018 Individual Compensation Actions

Fiscal 2018 Annual Performance Accomplishments. The performance during fiscal 2018 of each of our Named Executive Officers was evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement against his or her individual business objectives for fiscal 2018. Below is certain information regarding each Named Executive Officer’s individual business objectives for fiscal 2018 and accomplishments against those objectives.

●	Mr. Puishys. Mr. Puishys had the following individual business objectives for fiscal 2018:

○	EFCO Corporation Integration:
–	Fiscal 2018 sales and operation income of $203.7 million and $0.8 million, respectively, from EFCO Corporation.
–	Successful integration of financial reporting and forecasting functions.
–	Significant progress on acquisition synergies.
–	Completed management resource review of the management team at EFCO Corporation.
–	Placed an Apogee leader as President of EFCO Corporation during the fourth quarter of fiscal 2018.

○	Framing Systems Segment Organization:
–	Completed preliminary consideration of alternate organizational structure for the segment.
–	Completed an assessment of existing talent and talent-retention planning.
–	Continued on-going succession planning efforts.

○	Capacity Planning – Extrusion and Finishing:
–	Completed an assessment of future extrusion and finishing capacity requirements.
–	Developed capacity expansion plans to expand geographic reach.

○	Business Unit Strategic Goals:
–	Met Architectural Framing Systems segment revenue goals for the four legacy business units; however, Sotawall did not meet its fiscal 2018 revenue goal.
–

Met Architectural Glass segment sales growth goals for oversized glass and export sales out of Brazil and nearly met sales growth goals for revenues from mid-size glass projects; however, the segment did not achieve its aggressive fiscal 2018 revenue plan.

–	Met Architectural Services segment geographic expansion goals for fiscal 2018 and significantly increased backlog for fiscal 2019 and future years.
–	Met Large Sale Optical segment engineered optics revenue and new customer goals.

●	Mr. Porter. Mr. Porter had the following individual business objectives for fiscal 2018:

○	Financial and Operational Performance:
–	Grew fiscal 2018 revenues by 19%, 4% excluding the impact of the EFCO Corporation and Sotawall acquisitions with expected decline in Architectural Services segment due to timing.
–	Achieved adjusted operating margin of 10%.
–	Operating income was $114 million; adjusted operating income increased 7% to $133 million.
–	Earnings per diluted shares was $2.76; adjusted earnings per diluted shares increased 7% to $3.23.
–	Expanded the Company’s debt facility to support acquisition and strategic investment spending.

○	Strategy and Business Development Initiatives:
–

Expanded the Architectural Framing Systems segment with the integration of Sotawall acquired late in the fourth quarter of fiscal 2017 and with the acquisition of EFCO Corporation during the second quarter of fiscal 2018. These two acquisitions added approximately $300 million in annual revenue in the Architectural Framing Systems segment. These acquisitions provide expanded geographic presence, new products and increased presence in diverse construction end-markets. In addition, the legacy businesses in the Architectural Framing Systems segment grew revenues 9%.

–

Continued to grow Architectural Glass segment sales of architectural glass for more stable U.S. mid-size projects and achieved sales and orders goals related to new oversize architectural glass capabilities.

–	Increased capability for our Large-Scale Optical segment for sales to new markets and grew sales to new markets.

○	Commercial Building Retrofit Program:
–	Expanded our commercial building retrofit program with additional staffing to facilitate growth in orders in fiscal 2018 and future years.
–	$40 million of new orders in fiscal 2018 from our retrofit program.
–	Increased the pipeline for commercial building retrofit projects.

●	Ms. Beithon. Ms. Beithon had the following individual business objectives for fiscal 2018:

○	Support for Business Development Initiatives:
–	Provided legal, due diligence, negotiation, regulatory approval and integration support for the acquisition of EFCO Corporation.
–	Provided legal support for the integration of Sotawall.
–	Provided legal and due diligence support for other business development investments and growth initiatives.
–	Managed patent and trademark prosecution and renewals.

○	Litigation and Claim Management:
–	Managed and successfully resolved various claims and litigation matters.
–	Obtained insurance coverage for various claims and litigation matters.

○	Compliance and Corporate Governance:
–	Led environmental compliance audit efforts at various facilities and improvements to environmental processes and procedures.
–	Led Section 16 officer and director reporting compliance efforts, resulting in no late filings during fiscal 2018.
–	Led various corporate governance initiatives.

●	Mr. Klein. Mr. Klein had the following individual business objectives for fiscal 2018:

○	Cost Productivity Savings
–	Contributed an estimated 40 to 50 basis points to operating margin from cost productivity savings through Lean/continuous improvement projects.
–	Conducted cost productivity reconciliation and audits at all business units.

○	Continuous Improvement and Lean Initiatives
–	Began implementing Lean best practices for office functions such as Sales, Marketing Engineering, Finance, Human Resources as part of 26 new Lean dimensions to be achieved over a 10-year period.
–	Conducted Lean/continuous improvement audits for all business units and factory location three-times per year.

○	Supply Chain and Procurement Initiatives
–	Implemented supplier risk profiles for all major suppliers and supply chain commodities and related periodic monitoring programs.
–	Developed alternate sourcing action plans for all high risk suppliers/commodities.

○	Safety
–	Achieved industry leading safety performance with a company-wide OSHA total recordable incident rate of 2.71 for calendar year 2017.

●	Mr. G. Johnson. Mr. G. Johnson had the following individual business objectives for fiscal 2018:

○	Treasury Management:
–	Negotiated a $160 million increase in the Company’s revolving credit facility to finance acquisition of EFCO Corporation.
–	Executed the repurchase of 702,299 shares of our common stock for approximately $33.7 million.

○	Enterprise Risk Management:
–	Evaluated our insurance coverage program and negotiated appropriate levels of coverage at competitive rates and improved terms with quality carriers.
–	Implemented new safety initiatives to drive improvements in the Company’s safety program.

○	Tax Planning:
–	Structured the acquisition of EFCO Corporation in a tax efficient manner.
–	Executed a tax efficient distribution of cash from our Canadian subsidiaries to Apogee.
–	Evaluated the impact of the Tax Cuts and Jobs Act on our Company to maximize tax benefits.

○	Real Estate and Geographic Expansions:
–	Managed the Company’s real estate holdings and leases, including the sale of excess real estate.
–	Provided support for the Company’s geographic expansion initiatives, including location analysis and state and local government incentive negotiations.

Base Salary. Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. After discussing these items and taking into consideration the Company’s fiscal 2018 performance, the Committee decided not to provide merit increases to Messrs. Puishys, Porter and Klein and Ms. Beithon for fiscal 2019 and only provide a merit increase of 5.1% to Mr. G. Johnson for fiscal 2019 in connection with his promotion to Senior Vice President and Treasurer effective as of April 26, 2018.

Below is information on the base salaries of our Named Executive Officers for fiscal 2018 and fiscal 2019.

Base Salary

Name	Fiscal 2018 Base Salary ($)	Percent Increase in Fiscal 2018 (%)	Fiscal 2019 Base Salary ($)	Percent Increase in Fiscal 2019 (%)
Joseph F. Puishys	935,000	5.1	935,000	0.0
James S. Porter	435,000	3.8	435,000	0.0
Patricia A. Beithon	360,000	3.9	360,000	0.0
John A. Klein	285,000(1)	4.4	325,000(1)	0.0(1)
Gary R. Johnson	246,376	3.0	259,000	5.1

(1)	Mr. Klein’s base salary was increased to $325,000 in February 2018 in connection with his promotion to President of EFCO Corporation, a business unit within our Architectural Framing System segment. He did not receive a base salary increase for fiscal 2019.

Annual Cash Incentive Compensation. Annual cash incentive awards are designed to reward short-term performance results. These results are based on achievement relative to objective financial goals set forth in the annual operating plan approved by our Board of Directors. For fiscal 2018, annual cash incentive awards to our Named Executive Officers were made pursuant to our shareholder-approved Apogee Enterprises, Inc. Executive Management Incentive Plan (the “Executive MIP”), as described below. The Executive MIP was approved by shareholders in fiscal 2016.

Executive MIP. Our Executive MIP was adopted to ensure the tax deductibility under then-existing law of the annual cash incentive compensation that may be earned by our Named Executive Officers. It was designed to be an annual bonus “pool” plan. Each fiscal year, the Committee establishes a bonus pool equal to a percentage of one or more performance factors from a list of approved factors set forth in our Executive MIP. If the bonus pool generated for any fiscal year is not sufficient to fund all potential payouts to participants under the plan, the awards earned by each participant will be reduced proportionately based on each participant’s percent of the pool.

Each fiscal year, the Committee selects the executives of our Company who will participate in our executive management incentive plan for that year and assigns a percentage of the bonus pool to each participating executive, with the total percentage not to exceed 100% of the bonus pool for any given fiscal year. The percentage of the bonus pool assigned to each participating executive establishes the maximum annual cash incentive award payout for that individual participant for the current fiscal year; however, no one individual payout under the Executive MIP can exceed $3,000,000 in any given fiscal year.

The actual annual cash incentive awards to be paid to participants after the annual bonus pool has been established may be adjusted downward based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the additional predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive. In addition, if our Company is not profitable, no annual cash incentives will be paid even if the other goals are at or above threshold.

Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If the threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. For any performance between these levels, awards will be interpolated. The Committee has the discretion to further reduce payouts under our Executive MIP, as appropriate.

Fiscal 2018 Annual Cash Incentive Payouts. The performance factor used to establish the fiscal 2018 bonus pool under our Executive MIP was 5% of Apogee’s operating income. In fiscal 2018, we had operating income of $114,284,000, generating a bonus pool of $5,714,200.

The tables below set forth certain information with respect to the fiscal 2018 annual cash incentive award payout ranges as a percentage of fiscal 2018 salary for our Named Executive Officers.

Fiscal 2018 Annual Cash Incentive Compensation Ranges

Name	Threshold Payout as a Percentage of Fiscal 2018 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2018 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2018 Salary (%)(3)
Joseph F. Puishys	5.25	105.00	210.00
James S. Porter	3.75	75.00	150.00
Patricia A. Beithon	3.00	60.00	120.00
John A. Klein	2.00	40.00	80.00
Gary R. Johnson	2.00	40.00	80.00

(1)

Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2018 performance cycle.

Fiscal 2018 Annual Cash Incentive Performance Levels and Actual Performance
Performance Goal	Weighting (%)	Threshold	Target	Maximum	Adjusted Actual Performance	Percentage Performance Achieved (%)
Net Sales	25	$1,165,638,000	$1,207,265,000	$1,275,880,000	$1,122,465,000(1)	0.0
EBT	65	$135,759,000	$146,762,000	$161,031,000	$109,880,000	0.0
DWC	10	48.4 days	46.5 days	43.5 days	50.0 days	0.0

(1)

Adjusted to exclude $203,700,000 of net sales from EFCO Corporation because EFCO Corporation was acquired by our Company after the fiscal 2018 annual cash incentive metrics had been established. GAAP Net Sales for fiscal 2018 (including net sales from EFCO Corporation) were $1,326,173,000.

The following table sets forth certain information with respect to the fiscal 2018 annual cash incentive compensation payouts for each of our Named Executive Officers.

Fiscal 2018 Annual Cash Incentive Compensation Payouts

	Performance Goals		Potential Payout
Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2018 Salary (%)	Target Payout Level ($)	Actual Payout Amount ($)
Joseph F. Puishys	Net Sales	25	26.25	245,437	0
	EBT	65	68.25	638,138	0
	DWC	10	10.50	98,175	0

		100	105.00	981,750	0

James S. Porter	Net Sales	25	18.75	81,562	0
	EBT	65	48.75	212,063	0
	DWC	10	7.50	32,625	0

		100	75.00	326,250	0

Patricia A. Beithon	Net Sales	25	15.00	54,000	0
	EBT	65	39.00	140,400	0
	DWC	10	6.00	21,600	0

		100	60.00	216,000	0

John A. Klein	Net Sales	25	10.00	28,500	0
	EBT	65	26.00	74,100	0
	DWC	10	4.00	11,400	0

		100	40.00	114,000	0

Gary R. Johnson	Net Sales	25	10.00	24,637	0
	EBT	65	26.00	64,058	0
	DWC	10	4.00	9,855	0

		100	40.00	98,550	0

Long-Term Incentive Compensation. We utilize two instruments to deliver long-term incentive compensation. The mix of long-term incentive instruments is determined annually by the Committee, and for fiscal 2018 were restricted stock awards and two-year performance-based awards. We issue two-year performance-based awards only in the first year of the two-year performance cycle (granted every other year using an end-to-end performance cycle).

Restricted Stock Awards. Each year, the Committee determines a fixed dollar value of the restricted stock award for each executive for the just-completed fiscal year. The Committee begins its deliberations with a targeted fixed dollar value, as a percentage of base salary, which is compared to competitive levels of long-term incentives for comparable positions in the market, based on data provided by the Committee’s independent compensation consultant. The Committee determines a final fixed dollar value for each of our Named Executive Officers after considering the subjective evaluation of each of our Named Executive Officers’ performance against his or her individual business objectives for the just-completed fiscal year. Restricted stock awards generally vest in three equal annual installments on April 30 of the year following the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any dividends and any other distributions.

On April 27, 2017, the Committee determined that Messrs. Puishys, Porter, Klein and G. Johnson and Ms. Beithon had substantially met his or her individual business objectives for fiscal 2017 and awarded our Named Executive Officers restricted stock as set forth below.

Fiscal 2018 Restricted Stock Awards

Name	Restricted Stock Awarded (#)	Value of Award ($)(1)	Percentage of Fiscal 2018 Salary (%)	Grant Price ($)
Joseph F. Puishys	17,156	935,002	100	54.50
James S. Porter	4,600	250,700	58	54.50
Patricia A. Beithon	3,300	179,850	50	54.50
John A. Klein	1,500	81,750	29	54.50
Gary R. Johnson	1,430	77,935	32	54.50

(1)

The value of the award was calculated by multiplying the number of shares of restricted stock awarded by $54.50, the closing price of our common stock on the NASDAQ Global Select Market on April 27, 2017, the date of grant.

Two-Year Performance-Based Awards. Our Company has granted two-year performance-based awards as a component of long-term incentive compensation since fiscal 2013. The Committee believes that two-year performance-based awards provide incentive to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals. The Committee also believes that these awards, which are settled in cash, are better instruments for delivering long-term incentive compensation than equity-based awards, as they are not dilutive to our shareholders. The two-year performance-based awards are designed to reward sustainable, profitable growth consistent with our strategic plan. The Committee evaluates this program regularly and again determined that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our Company’s objectives given the cyclicality of our business even though it is a performance cycle less than what proxy advisory firms prefer to see.

The two-year performance-based awards are end-to-end awards, have two-year performance periods and pay out in two equal annual installments after completion of the performance period. Generally, two-year performance-based awards are made in the first quarter of the first fiscal year of the two-year performance period. The two-year performance periods do not overlap; therefore, a grant of this award is made every other year.

Non-overlapping cycles avoid the potential confusion associated with using different targets on the same metric or different metrics in the same year. The earned award is paid out in two equal installments, with 50% of the earned award paid in the first quarter of the year following completion of the performance cycle and the remaining 50% paid one-year later (approximately three-years after commencement of the performance cycle), with each payment contingent on the executive being employed by our Company on the date the payment is made. The Committee believes this payment approach for the earned award promotes retention.

Two-Year Performance-Based Awards and Payout Cycle
Award	Fiscal 2015	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020
Fiscal 2015 – 2016 Award	Performance Period		50% Paid	50% Paid
Fiscal 2017 – 2018 Award			Performance Period		50% Paid	50% Paid

●	Performance award cycles are measured on a fiscal year basis (March – February).

●	Award payouts are made 50% at the end of the two-year performance cycle (usually in May) and 50% in the following year (usually in March) promoting continued retention for plan participants.

●

17.2% of our Chief Executive Officer’s two-year performance-based award is mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless he remains employed by our Company until April 28, 2019, our Company’s fiscal 2020.

The Committee determines the dollar value of two-year performance-based awards granted to each participating executive at the target performance level based on consideration of individual performance, our Company performance, market data and trends, internal equity, executive potential and input from our Chief Executive Officer with respect to our Other Named Executive Officers and other participating executives. The dollar value at the threshold performance level is determined as a percentage of base salary. Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated for that specific performance goal. For any performance between these levels, awards will be interpolated.

On April 21, 2016, the Committee established the fiscal 2017 – 2018 cash-based performance awards. The Committee determined the dollar value for the fiscal 2017 – 2018 cash-based performance awards as a percentage of fiscal 2017 base salary at the threshold, target and maximum award levels for each of our Named Executive Officers.

The table below sets forth certain information with respect to our fiscal 2017 – 2018 performance-based awards payout ranges as a percentage of salary at threshold, target and maximum performance.

Fiscal 2017 – 2018 Performance-Based Award Payout Ranges

		Threshold Payment(1)		Target Payout(2)		Maximum Payout(3)
Name	Performance Period (Fiscal Years)	Award Amount ($)	As a Percentage of Fiscal 2017 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2017 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2017 Salary (%)
Joseph F. Puishys	2017 – 2018	430,167	48.3	2,581,000	290.0	5,162,000	580.0
James S. Porter	2017 – 2018	125,763	30.0	754,578	180.0	1,509,156	360.0
Patricia A. Beithon	2017 – 2018	90,090	26.0	540,540	156.0	1,081,080	312.0
John A. Klein	2017 – 2018	40,943	15.0	245,655	90.0	491,310	180.0
Gary R. Johnson	2017 – 2018	35,880	15.0	215,280	90.0	430,560	180.0

(1)	Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved for all performance goals.

Fiscal 2017 – 2018 Performance-Based Award Payouts. The performance goals for our fiscal 2017 – 2018 performance-based awards made pursuant to our Stock Incentive Plan were average ROIC (weighted 33-1/3) cumulative EPS (weighted 33-1/3) and cumulative net sales (weighted 33-1/3).

On April 26, 2018, after completion of the fiscal 2018 audit, the Committee determined the amount earned for the fiscal 2017 – 2018 performance-based awards, and the first installments of such earned awards were paid on May 11, 2018, with the second installments to be paid in March 2019, contingent upon the executive being employed by our Company on the date the payment is made. 17.2% of our Chief Executive Officer’s award is mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless he remains employed by our Company until April 28, 2019, our Company’s fiscal 2020.

The table below outlines, with respect to our fiscal 2017 – 2018 performance-based awards, the performance metrics, weightings, performance levels and actual performance achievement for the fiscal 2017 – 2018 performance cycle.

Fiscal 2017 – 2018 Performance-Based Payout Metrics and Payout Percentages

Performance Metric	Weight (%)	Threshold (50%)	Target (100%)	Maximum (200%)	Adjusted Actual Performance	Percentage Earned (%)	Percentage Payout (%)
Average ROIC	33-1/3	13.3%	14.5%	15.6%	13.5%(1)	58.33	19.44
Cumulative EPS	33-1/3	$5.15	$5.89	$6.34	$5.69(2)	86.49	28.83
Cumulative Net Sales	33-1/3	$2,110,400,000	$2,250,100,000	$2,338,100,000	$2,146,000,000(3)	62.74	20.92
							69.19

(1)

Average ROIC for the performance period was adjusted to exclude Sotawall performance, acquisition transaction costs, and invested capital in fiscal 2017 and fiscal 2018; a restructuring charge in the fourth quarter of fiscal 2018; EFCO performance, acquisition transaction costs, and invested capital in fiscal 2018. The net change was an increase in average ROIC by 1.7 percentage points.

(2)

Cumulative EPS for the performance period was adjusted to exclude Sotawall performance, acquisition transaction costs and interest expense in fiscal 2017 and fiscal 2018; EFCO performance, acquisition transaction costs and interest expense in fiscal 2018; a restructuring charge in the fourth quarter of fiscal 2018; and the benefit from the Tax Cuts and Jobs Act of 2017. The net change was a decrease in cumulative EPS of $0.04.

(3)

Cumulative net sales for the performance period exclude Sotawall net sales for fiscal 2017 and fiscal 2018 and EFCO net sales for fiscal 2018. The net change was a decrease in cumulative net sales of approximately $294 million.

The table below sets forth certain information with respect to the fiscal 2017 – 2018 performance-based award payouts earned for each of our Named Executive Officers.

Fiscal 2017 – 2018 Performance-Based Award Payouts

Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2018 Salary (%)	Target Payout Level ($)	Percentage Target (%)	Total Earned Amount ($)(1)	Percent of Fiscal 2017 Salary (%)
Joseph F. Puishys	Average ROIC	33-1/3	96.66	860,333	19.44	501,746	56.37
	Cumulative EPS	33-1/3	96.67	860,334	28.83	744,103	83.61
	Cumulative Net Sales	33-1/3	96.67	860,333	20.92	539,945	60.67

		100	290.00	2,581,000	69.19	1,785,794	200.65

James S. Porter	Average ROIC	33-1/3	60.00	251,526	19.44	146,690	34.99
	Cumulative EPS	33-1/3	60.00	251,526	28.83	217,545	51.89
	Cumulative Net Sales	33-1/3	60.00	251,526	20.92	157,858	37.66

		100	180.00	754,578	69.19	522,093	124.54

Patricia A. Beithon	Average ROIC	33-1/3	52.00	180,180	19.44	105,081	30.33
	Cumulative EPS	33-1/3	52.00	180,180	28.83	155,838	44.97
	Cumulative Net Sales	33-1/3	52.00	180,180	20.92	113,081	32.64

		100	156.00	540,540	69.19	374,000	107.94

John A. Klein	Average ROIC	33-1/3	30.00	81,885	19.44	47,755	17.50
	Cumulative EPS	33-1/3	30.00	81,885	28.83	70,823	25.95
	Cumulative Net Sales	33-1/3	30.00	81,885	20.92	51,391	18.82

		100	90.00	245,655	69.19	169,969	62.27

Gary R. Johnson	Average ROIC	33-1/3	30.00	71,760	19.44	41,850	17.50
	Cumulative EPS	33-1/3	30.00	71,760	28.83	62,065	25.95
	Cumulative Net Sales	33-1/3	30.00	71,760	20.92	45,037	18.82

		100	90.00	215,280	69.19	148,952	62.27

(1)

The fiscal 2017 – 2018 performance-based award earned amounts are paid in two equal annual installments. The first installment was paid on May 11, 2018 and the second installment will be paid in March 2019, contingent on the executive being employed by our Company on that date. With respect to Mr. Puishys, $307,896 was mandatorily deferred pursuant to our Deferred Compensation Plan on May 11, 2018 and will be forfeited unless Mr. Puishys remains employed by our Company until April 28, 2019, our Company’s fiscal 2020, and the balance of $1,477,898 will be paid out in two equal installments as set forth below. The table below sets forth the fiscal 2017 – 2018 performance-based award earned amounts payment schedule.

Name	May 11, 2018 ($)	March 2019 ($)
Joseph F. Puishys	738,949	738,949
James S. Porter	261,047	261,046
Patricia A. Beithon	187,000	187,000
John A. Klein	84,985	84,984
Gary R. Johnson	74,476	74,476

Chief Executive Officer Evaluation Incentive. In order to encourage Mr. Puishys to remain with our Company until his retirement and to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan, our Board of Directors established an evaluation incentive program for Mr. Puishys. This incentive is a one-year, evaluation-based, cash incentive awarded pursuant to our Executive MIP.

Any amounts earned pursuant to the CEO evaluation incentive program will be mandatorily deferred into our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019, our Company’s fiscal 2020. In the event Mr. Puishys’ employment is terminated before this date, the amount deferred will be immediately and irrevocably forfeited. In the case of death, disability or retirement, Mr. Puishys, or his estate, as applicable, will receive a pro-rata portion of the incentive. In the case of a change-in-control, as defined in the incentive agreement, the incentive will be adjusted by the Committee in its sole discretion. The incentive is subject to our Company’s clawback policy.

Fiscal 2018 CEO Evaluation Incentive. The amount of incentive earned, if any, is based upon Mr. Puishys’ achievement against his fiscal 2018 individual business objectives, as determined by our Board of Directors in the annual performance evaluation completed by our non-employee directors. Our Chief Executive Officer’s performance criteria for fiscal 2018 were based upon integration of EFCO Corporation, expansion of the Architectural Framing Systems segment, extrusion and finishing capacity planning, and execution of business unit strategic goals.

If Mr. Puishys met or exceeded his individual business objectives, he had the potential to earn an evaluation incentive award between $233,750 at target and $467,500 at maximum, which will then be mandatorily deferred pursuant to our Deferred Compensation Plan. There is no threshold performance level for such an evaluation incentive award and the Compensation Committee may determine, in its sole discretion, to reduce the amount of incentive earned or to not award any incentive, depending upon actual performance achieved.

On April 26, 2018, our Board of Directors determined that Mr. Puishys had substantially met certain of his fiscal 2018 individual business objectives and awarded our Chief Executive Officer $227,322, which was mandatorily deferred pursuant to our Deferred Compensation Plan, as required by the award agreement.

Other Benefit Programs. Executive officers, including our Named Executive Officers, are eligible to participate in our 401(k) Retirement Plan, described under the heading “401(k) Retirement Plan” on page 55, and our Employee Stock Purchase Plan, which allows participants to purchase shares of our Company’s common stock by contributing up to $500 per week, with our Company contributing an amount equal to 15% of the participant’s weekly contributions, on substantially the same terms as all of our other employees. Our executive officers also receive the same health and welfare benefits as those offered to all other full-time employees, with the exception that we offer enhanced long-term disability benefits to our executive officers.

Additionally, our executive officers may participate in voluntary non-qualified deferred compensation plans, as described under the headings “Deferred Compensation Plan” and “Legacy Deferred Compensation Plan” on pages 56 - 57, and we have entered into change-in-control severance agreements with each of our Named Executive Officers. The Committee does not consider specific amounts payable under these arrangements when establishing annual compensation. See “Change-in-Control Severance Agreements” on pages 58 - 59 and “Executive Benefits and Payments Upon Termination and Change-in-Control” on pages 60 - 61 for more information on these arrangements.

Generally, we do not make perquisites available to our Named Executive Officers, other than the reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, reimbursement of annual executive health physical costs up to $3,000 annually and reimbursement of spousal/guest travel expenses for certain Company events. We do not provide tax reimbursement or tax “gross-ups” on any perquisites.

Executive Stock Ownership Guidelines

Stock ownership guidelines for executives have been in place since 2001. The Committee monitors compliance with our stock ownership guidelines annually. Each executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock but do not include unexercised stock option or stock appreciation right (“SAR”) awards. Shares owned are valued based on the average closing price of our common stock for the just completed fiscal year.

The graph below shows the stock ownership guideline for each of our Named Executive Officers and summarizes the shares held as a multiple of base salary for our Named Executive Officers as of March 3, 2018, the last day of fiscal 2018. Currently, all of our Named Executive Officers exceed their ownership requirements, and none of our Named Executive Officers has pledged shares of our common stock as collateral for personal loans or other obligations.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities.

Clawback Policy

Our Board of Directors adopted a policy regarding “clawbacks” for Named Executive Officers and other key executives for performance-based short-term and long-term incentive compensation plans as of March 3, 2014. The policy provides the Board the discretion to clawback incentive compensation awarded or paid during the three-year period preceding the date of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Section 162(m) Policy

For fiscal 2018, under Section 162(m), we were required to meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for us to fully deduct certain compensation in excess of $1,000,000 paid to any of our Named Executive Officers, excluding our Chief Financial Officer. Our Executive MIP was re-approved by our shareholders in fiscal 2016 and includes specific performance criteria. Our fiscal 2018 annual incentive awards, which did not payout, and the fiscal 2018 CEO evaluation incentive award were granted under our Executive MIP and were intended to meet the performance-based compensation requirements of Section 162(m).

Our Amended and Restated 2002 Omnibus Stock Incentive Plan and our Stock Incentive Plan have been approved by our shareholders. Therefore, historically compensation attributable to certain equity awards and other awards granted under those plans could be excluded from the $1,000,000 cap under Section 162(m) as well. Additionally, cash compensation deferred by our executive officers under our Deferred Compensation Plan and Legacy Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid. Compensation paid in fiscal 2018 subject to the Section 162(m) cap is not expected to exceed $1,000,000 for any of our Named Executive Officers other than Mr. Puishys, whose compensation exceeded the $1,000,000 cap by $6,005,141, primarily due to the exercise of non-qualified stock options awarded to Mr. Puishys when he joined our Company in August 2011 and the vesting of restricted stock awards.

With the enactment of the 2017 Tax Cuts and Jobs Act, the performance-based compensation exemption has been eliminated under Section 162(m) of the Internal Revenue Code, except with respect to certain grandfathered arrangements. While the Committee considers the deductibility of compensation as one factor, the Committee believes that it must maintain flexibility in its approach to executive compensation in order to structure a program that it considers to be the most effective in attracting, motivation and retaining the Company’s key executives.

Compensation Risk Analysis

During fiscal 2018, the Committee, with the assistance of its independent compensation consultant and management, assessed risk in our compensation plans, practices and policies. In performing this risk assessment, the Committee considered:

●	The mix of fixed and variable compensation;

●	The mix of short-term and long-term incentive compensation;

●	The extent to which performance metrics are directly reflected in our audited financial statements or other objective reports;

●	The relative weighting of the performance metrics;

●	The likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods;

●	The various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include revenue, earnings and operational metrics;

●	Multiple financial performance metrics for our annual cash incentive and long-term cash-based incentive plans;

●	Different financial performance metrics for our annual cash incentive and long-term cash-based incentive plans;

●	Appropriate maximum caps on our annual cash incentive and long-term performance-based incentive plans and annual equity awards;

●	Management stock ownership guidelines; and

●	Our clawback and hedging policies.

The Committee annually assesses the risk of our compensation programs, policies and practices. The Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth the total compensation in all capacities for fiscal 2018, 2017 and 2016 awarded to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Joseph F. Puishys	2018	928,077	935,002	2,013,116	—	43,387	3,919,582
Chief Executive Officer and President	2017 2016	901,058 834,904	1,018,429 984,257	2,045,000 4,986,849	— —	52,739 55,798	4,017,226 6,861,808
James S. Porter	2018	432,571	250,700	522,093	—	15,961	1,221,325
Executive Vice President and Chief Financial Officer	2017 2016	425,628 405,385	274,806 244,209	484,397 1,282,485	— —	16,728 16,737	1,201,559 1,948,816
Patricia A. Beithon	2018	357,923	179,850	374,000	24,347	18,030	954,150
General Counsel and	2017	350,942	197,599	320,305	21,824	18,144	908,814
Corporate Secretary	2016	327,981	158,386	931,241	(4,347)	16,851	1,430,112
John A. Klein	2018	283,146	81,750	169,969	—	10,257	545,122
Senior Vice President, Operations and Supply Chain Management and President of EFCO Corporation(6)	2017 2016	277,129 263,654	91,602 79,509	168,219 477,429	— —	12,518 11,820	549,468 832,412
Gary R. Johnson	2018	245,272	77,935	148,952	17,641	8,992	498,792
Vice President and Treasurer	2017 2016	242,562 228,090	87,284 75,878	147,419 406,516	13,068 9,129	13,435 12,067	503,768 731,680

(1)	Our fiscal 2018 and 2016 years each had 52 weeks and our fiscal 2017 year had 53 weeks. As a result, the amounts shown in this column for fiscal 2017 include 53 weeks of salary.

(2)

The amounts shown in this column represent the grant date fair value of the restricted stock awards made in fiscal 2018, 2017 and 2016 to our Named Executive Officers. These amounts are calculated in accordance with FASB ASC Topic 718 based on the closing share price of our common stock on the date of grant. See Note 13 (Share-Based Compensation) to our fiscal 2018 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2018.

(3)

The amount in this column for fiscal 2018 represents the full earned amount of the fiscal 2017 – 2018 performance-based awards for the two-year performance cycle made pursuant to our Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of the earned fiscal 2017 - 2018 performance-based awards are made in two-equal installments following the performance period and are contingent on active employment on each applicable payment date. For our Chief Executive Officer, $307,896 of the $1,785,794 of the amount earned of the fiscal 2017 – 2018 performance-based award is mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019, our Company’s fiscal 2020, and the balance of the award is paid out in two equal annual installments. The first payment of the fiscal 2017 – 2018 performance-based awards was made on May 11, 2018 and the second payment is anticipated to be made in March 2019. The amount in this column for fiscal 2018 for our Chief Executive Officer also includes the fiscal 2018 CEO evaluation incentive award of $227,322 that was made pursuant to our Executive MIP, which was mandatorily deferred into our Deferred Compensation Plan.

The following table sets forth information with respect to fiscal 2018 non-equity incentive plan compensation for our Named Executive Officers.

Name	Fiscal Year	Annual Cash Incentive Awards Earned ($)	Two-Year Performance- Based Awards Earned ($)	CEO Evaluation Incentive
Joseph F. Puishys	2018	—	1,785,794	227,322
James S. Porter	2018	—	522,093	—
Patricia A. Beithon	2018	—	374,000	—
John A. Klein	2018	—	169,969	—
Gary R. Jonson	2018	—	148,952	—

Our Executive MIP is discussed under the heading “Executive MIP” on pages 39 - 40 and the fiscal 2018 annual cash incentive awards and fiscal 2018 CEO evaluation incentive award made pursuant to such plan are discussed under the heading “Fiscal 2018 Annual Cash Incentive Payouts” on pages 40 - 41, “Fiscal 2018 CEO Evaluation Incentive” on page 46, and “Grants of Plan-Based Awards on pages 52 - 53. The fiscal 2017 – 2018 performance-based awards made pursuant to the Stock Incentive Plan are discussed under the heading “Fiscal 2017 - 2018 Performance-Based Award Payouts” on pages 44 – 45.

The amounts in this column for fiscal 2017 for our Chief Executive Officer represent the fiscal 2017 annual cash incentive award of $1,600,000 and fiscal 2017 CEO evaluation incentive award of $445,000, which was deferred into our Deferred Compensation Plan, and for our Other Named Executive Officers represents only the fiscal 2017 annual cash incentive awards. The fiscal 2017 annual cash incentive awards and fiscal 2017 CEO evaluation incentive award were both made pursuant to our Executive MIP.

The amount in this column for fiscal 2016 represents the annual cash incentive awards earned for fiscal 2016 made pursuant to our Executive MIP and the full earned amount of the fiscal 2015 – 2016 performance-based awards for the two-year performance cycle made pursuant to our Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of earned fiscal 2015 – 2016 performance-based awards were made in two equal installments following the performance period and were contingent on continued active employment on each applicable payment date. The first payment of the fiscal 2015 – 2016 performance-based awards was made on April 29, 2016 and the second was made on March 24, 2017. The amount in this column for fiscal 2016 for our Chief Executive Officer also includes the fiscal 2016 CEO evaluation incentive award made pursuant to our Executive MIP and $609,802 of the fiscal 2015 – 2016 two-year performance-based incentive made pursuant to our Stock Incentive Plan, both of which were mandatorily deferred into our Deferred Compensation Plan.

The following table sets forth information with respect to fiscal 2016 non-equity incentive plan compensation for our Named Executive Officers.

Name	Fiscal Year	Annual Cash Incentive Awards Earned ($)	Two-Year Performance-Based Awards Earned ($)	CEO Evaluation Incentive ($)
Joseph F. Puishys	2016	1,200,000	3,536,849	250,000
James S. Porter	2016	381,563	900,922	—
Patricia A. Beithon	2016	212,784	718,457	—
John A. Klein	2016	113,924	363,505	—
Gary R. Johnson	2016	98,877	307,639	—

(4)	The following table shows each component of the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for each of our Named Executive Officers for fiscal 2018, 2017 and 2016.

Name	Fiscal Year	Change in Pension Value ($)	Above Market Earnings on Amounts Deferred Pursuant to our Legacy Deferred Compensation Plan ($)
Joseph F. Puishys	2018	—	—
	2017	—	—
	2016	—	—
James S. Porter	2018	—	—
	2017	—	—
	2016	—	—
Patricia A. Beithon	2018	20,482	3,865
	2017	18,961	2,863
	2016	(6,347)	2,000
John A. Klein	2018	—	—
	2017	—	—
	2016	—	—
Gary R. Johnson	2018	—	17,641
	2017	—	13,068
	2016	—	9,129

(5)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2018.

Name	Perquisites ($)	Executive Health Physical Reimbursement ($)	Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends or Earnings on Stock Awards ($)(b)	Total All Other Compensation ($)
Joseph F. Puishys	9,736(c)	928	9,753	22,970	43,387
James S. Porter	1,140(d)	—	8,846	5,975	15,961
Patricia A. Beithon	1,140(d)	—	12,661	4,229	18,030
John A. Klein	1,076(d)	—	7,215	1,966	10,257
Gary R. Johnson	3,451(e)	2,009	1,658	1,874	8,992

(a)

This column reports the amounts we set aside or accrued during fiscal 2018 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)
Joseph F. Puishys	9,753	—
James S. Porter	7,286	1,560
Patricia A. Beithon	9,541	3,120
John A. Klein	7,215	—
Gary R. Johnson	1,658	—

(b)	This column represents dividends paid on unvested restricted stock.

(c)

Includes $2,000 for reimbursement of financial planning fees, $1,140 in premiums paid for enhanced long-term disability insurance, $3,000 for an enhanced access medical care program, and $3,596 for reimbursement of spousal travel.

(d)	Consists of premiums paid for enhanced long-term disability insurance.

(e)	Includes $1,300 for reimbursement of financial planning fees, $932 in premiums paid for enhanced long-term disability insurance and $1,219 for reimbursement of guest travel.

(6)	Mr. Klein began serving as President of EFCO Corporation in February 2018 and discontinued serving as Senior Vice President, Operations and Supply Chain Management as of February 2018.

Grants of Plan-Based Awards

The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2018: (i) estimated possible payouts for fiscal 2018 annual cash incentive awards; (ii) the grant date value of the restricted stock awards; and (iii) estimated possible payouts for the fiscal 2018 CEO evaluation incentive award.

Fiscal 2018 Grants of Plan-Based Awards
					All Other Stock	Grant Date
		Estimated Possible Payouts under			Awards: Number	Fair Value of
		Non-Equity Incentive Plan Awards(1)			of Shares of	Stock and
	Grant	Threshold	Target	Maximum	Stock or	Option
Name	Date	($)	($)	($)	Units (#)(2)	Awards ($)(3)
Joseph F. Puishys
Fiscal 2018 annual cash incentive	4/27/2017	49,088	981,750	1,936,500	—	—
Restricted stock	4/27/2017	—	—	—	17,156	935,002
Fiscal 2018 CEO evaluation incentive	4/27/2017	—(4)	233,750	467,500	—	—
James S. Porter
Fiscal 2018 annual cash incentive	4/27/2017	16,313	326,250	652,500	—	—
Restricted stock	4/27/2017	—	—	—	4,600	250,700
Patricia A. Beithon
Fiscal 2018 annual cash incentive	4/27/2017	10,800	216,000	432,000	—	—
Restricted stock	4/27/2017	—	—	—	3,300	179,850
John A. Klein
Fiscal 2018 annual cash incentive	4/27/2017	5,700	114,000	228,000	—	—
Restricted stock	4/27/2017	—	—	—	1,500	81,750
Gary R. Johnson
Fiscal 2018 annual cash incentive	4/27/2017	4,928	98,550	197,101	—	—
Restricted stock	4/27/2017	—	—	—	1,430	77,935

(1)

These columns show the range of possible payouts under the fiscal 2018 annual cash incentive awards and fiscal 2018 CEO evaluation incentive award. All of the fiscal 2018 annual cash incentive awards and the fiscal 2018 CEO evaluation incentive were made pursuant to our Executive MIP described under the heading “Executive MIP” on pages 39 - 40. Amounts to be earned pursuant to the fiscal 2018 annual cash incentive awards are based on results achieved against financial performance goals. The fiscal 2018 CEO evaluation incentive award is based on the assessment by our Board of Mr. Puishys’ achievement of his individual business objectives for fiscal 2018 as reflected in the CEO’s annual performance evaluation conducted by our Board.

Amounts shown in the “Threshold” column assume threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. Amounts shown in the “Target” and “Maximum” columns assume target and maximum performance levels, respectively, are achieved for all performance goals. The fiscal 2018 annual cash incentive award payouts and fiscal 2018 CEO evaluation incentive are included in the “Summary Compensation Table” on page 49 in the column titled “Non-Equity Incentive Plan Compensation” and described under the headings “Fiscal 2018 Annual Cash Incentive Payouts” on pages 40 - 41 and “Fiscal 2018 CEO Evaluation Incentive” on page 46, respectively.

(2)

For our Named Executive Officers, these restricted stock awards were based on performance during fiscal 2017 and vest in three equal annual installments commencing on April 30, 2018. Dividends or other distributions (whether cash, stock or otherwise) with respect to the shares of restricted stock will be paid during the vesting period. In the event of total disability or death prior to the end of the vesting period, the shares of restricted stock will be distributed at the end of the vesting period to the participant, in the event of disability, or to his or her estate, in the event of death. Our restricted stock program is described under “Restricted Stock Awards” on page 42.

(3)

The fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 781 by multiplying the number of shares of our common stock by $54.50, the closing price of our common stock on the NASDAQ Global Select Market on April 27, 2017.

(4)	There is no threshold performance level for the fiscal 2018 CEO evaluation incentive award.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of March 3, 2018, the last day of fiscal 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph F. Puishys	8/22/2011(3)	100,341	8.34	8/22/2021	—	—
	—	—	—	—	6,235(4)	274,153
	—	—	—	—	16,384(5)	720,404
	—	—	—	—	17,156(6)	754,349
James S. Porter	—	—	—	—	1,547(4)	68,022
	—	—	—	—	4,200(5)	184,674
	—	—	—	—	4,600(6)	202,262
Patricia A. Beithon	4/29/2008(7)	17,104	21.59	4/29/2018	—	—
	—	—	—	—	1,003(4)	44,102
	—	—	—	—	3,020(5)	132,789
	—	—	—	—	3,300(6)	145,101
John A. Klein	—	—	—	—	504(4)	22,161
	—	—	—	—	1,400(5)	61,558
	—	—	—	—	1,500(6)	65,955
Gary R. Johnson	—	—	—	—	481(4)	21,150
	—	—	—	—	1,334(5)	58,656
	—	—	—	—	1,430(6)	62,877

(1)	The exercise price for all stock option and SAR grants is 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(2)

The market value is calculated by multiplying the closing price of $43.97, the closing price of our common stock on the NASDAQ Global Select Market on March 2, 2018, the last trading day of fiscal 2018, by the number of shares of restricted stock that had not vested as of March 3, 2018, the last day of fiscal 2018.

(3)	Represents a stock option award that vested in equal, annual installments on the first three anniversaries of the date of grant and has a 10-year term.

(4)	Represents an unvested restricted stock award granted on April 30, 2015, which vests in three equal annual installments commencing on April 30, 2016.

(5)	Represents an unvested restricted stock award granted on April 21, 2016, which vests in three equal annual installments commencing on April 30, 2017.

(6)	Represents an unvested restricted stock award granted on April 27, 2017, which vests in three equal installments commencing on April 30, 2018.

(7)

Represents a SAR award that vested in equal annual installments on the first three anniversaries of the date of grant and has a 10-year term. Upon exercise of a SAR, the holder will receive the number of shares of our common stock with a total value equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise. In the event of total disability or death, all outstanding SAR awards remain exercisable for a period of 12 months following the date of total disability or death.

Option Exercises and Stock Vested

The following table sets forth information on stock option and SAR award exercises and restricted stock awards vested during fiscal 2018 for each of our Named Executive Officers.

Fiscal 2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Joseph F. Puishys	100,000	4,753,200	23,427	1,276,772
James S. Porter	—	—	5,662	308,579
Patricia A. Beithon	—	—	4,121	224,595
John A. Klein	—	—	2,016	109,872
Gary R. Johnson	—	—	1,835	100,008

(1)

The value realized is the difference between the exercise price per share and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise multiplied by the number of shares acquired on exercise of the option.

(2)	Includes shares of restricted stocks that became vested and were distributed during fiscal 2018.

(3)

The value realized is calculated by multiplying $54.50, the closing price of our common stock on the NASDAQ Global Select Market on April 28, 2017, by the shares of restricted stock that became vested on April 29, 2017 and April 30, 2017.

Retirement Plan Compensation

Legacy Officers’ Supplemental Executive Retirement Plan

Our Legacy Officers’ Supplemental Executive Retirement Plan (“Legacy SERP”) is a non-qualified, defined benefit retirement plan in which only six current or former members of senior management participate, including Ms. Beithon, who is our only Named Executive Officer who is a participant in the plan. Our Legacy SERP was amended in October 2008 so that no benefits will accrue to participants after December 31, 2008.

Benefits under our Legacy SERP are based on a participant’s highest average compensation for the five highest consecutive, completed calendar years of annual compensation during the last 10 years of employment. For purposes of calculating Legacy SERP benefits, compensation is divided into two categories: base salary and bonus compensation. Bonus compensation is the participant’s annual cash incentive compensation but does not include equity or deferred compensation (when received).

Benefits under our Legacy SERP are calculated as an annuity equal to a participant’s years of service to our Company multiplied by the sum of 2% of his or her average monthly base salary and 4% of his or her average monthly bonus compensation, offset by benefits to be received under social security, our 401(k) Retirement Plan and our other defined contribution pension plans from contributions made by our Company. The maximum number of years of service that will be credited to any participant is 20 years. Benefits payable are generally a single life annuity unless the participant has made an election to receive a joint and survivor annuity or 10-year term certain and life annuity (both of which would be a reduced monthly benefit). A lump-sum payment is not available.

Under our Legacy SERP, the normal retirement age is 65 and a participant must be at least 55 years old to be eligible for benefits. If a participant retires from or terminates his or her employment with our Company on or after age 55 and elects to receive benefits prior to age 65, the participant’s monthly benefit will be reduced five-ninths of one percent for each of the first 60 months and five-eighteenths of one percent for each of the next 60 months by which the annuity starting date precedes the calendar month in which the participant would attain age 65.

Fiscal 2018 Pension Benefits Table

The following table shows the present value of accumulated benefits under our Legacy SERP as of March 3, 2018, the measurement date used in preparing our fiscal 2018 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2018, years of service credit and payments during fiscal 2018 for Ms. Beithon, our only Named Executive Officer who participates in our Legacy SERP. Our Chief Executive Officer is not a participant in our Legacy SERP.

Fiscal 2018 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Patricia A. Beithon	Legacy SERP	9	607,777	—

(1)

The present value of accumulated benefits is based on the assumptions used in determining our Legacy SERP benefit obligations and net periodic benefit cost for financial reporting purposes, except that no pre-retirement mortality assumption is used for these calculations. A complete description of the accounting policies and assumptions we used to calculate the present value of accumulated benefits can be found under Note 10 (Employee Benefit Plans – Officers’ Supplemental Executive Retirement Plan (SERP), Obligations and Funded Status of Defined-Benefit Pension Plans and Additional Information) to our fiscal 2018 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2018.

401(k) Retirement Plan

We provide our tax-qualified 401(k) Retirement Plan to substantially all of our U.S.-based, non-union employees and union employees at two of our manufacturing facilities, who are scheduled to work more than 1,000 hours in a plan year. A participating employee may elect to contribute up to 60% of eligible earnings on a pre-tax basis into his or her 401(k) Retirement Plan account. We make a matching contribution for all of our eligible U.S.-based, non-union employees equal to 100% of the first 1% and 50% of the next 5% of the eligible compensation that the employee contributes to the plan, and matching contributions are made by our Company for union employees according to the terms of union contracts. Our employees are fully vested in their own contributions and become fully vested in our matching contributions after two-years of vesting service.

Non-Qualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries, including our Named Executive Officers. For the 2017, 2016 and 2015 calendar years, approximately 193, 179 and 188 of our employees, respectively, were eligible to participate in our Deferred Compensation Plan and approximately 212 employees are eligible for the 2018 calendar year. Our Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant’s account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from 0.76% to 43.15% for calendar 2017. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant’s account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon: a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant’s election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Legacy Deferred Compensation Plan

Our Legacy Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of our Company and subsidiaries; however, in October 2010, the plan was amended to prohibit any future participant deferrals to the plan after our fiscal 2011. A participant in our Legacy Deferred Compensation Plan may choose to have his or her account credited with the applicable interest rate as set forth in the plan or credited with earnings and investment gains and losses by assuming the deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from 0.76% to 43.15% for calendar 2017. For amounts deferred for plan years beginning on or after January 1, 2010, the applicable interest rate, which is not considered to be an “above-market” interest rate, is the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years. For amounts deferred for plan years beginning prior to January 1, 2010, the applicable interest rate, which may be considered to be an “above-market” interest rate, is the greater of the following rates: (i) the sum of one and one-half percent (1-1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years; or (ii) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. Our Legacy Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Distributions are in either a lump sum or installments.

Deferred Compensation Table

The table below provides information on our Named Executive Officers’ compensation earned with respect to fiscal 2018 and deferred under our Deferred Compensation Plan and Legacy Deferred Compensation Plan.

Fiscal 2018 Deferred Compensation

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph F. Puishys	Deferred Comp.	—		535,218	(2)	—	—	2,127,281(3)
	Legacy Deferred Comp.	—		—		—	—	—
James S. Porter	Deferred Comp.	—		—		—	—	—
	Legacy Deferred Comp.	—		—		—	—	—
Patricia A. Beithon	Deferred Comp.	—		—		—	—	—
	Legacy Deferred Comp.	—		—		3,865	—	55,520(4)
John A. Klein	Deferred Comp.	26,684	(2)	—		—	57,232	345,707(3)
	Legacy Deferred Comp.	—		—		—	—	—
Gary R. Johnson	Deferred Comp.	—		—		—	—	69,875(5)
	Legacy Deferred Comp.	—		—		17,641	—	253,424(5)

(1)

Pursuant to SEC rules, all earnings on non-qualified deferred compensation during fiscal 2018 in excess of 3.34%, 120% of the applicable federal rate compounded annually, have been deemed “above-market earnings.” During fiscal 2018, the interest paid on amounts deferred for plan years beginning prior to January 1, 2010, pursuant to our Legacy Deferred Compensation Plan was 10.56%. These amounts are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 49.

(2)	The amounts reported for Messrs. Puishys and Klein are reported in the “Summary Compensation Table” on page 49 in the “Non-Equity Incentive Plan Compensation” column.

(3)

A portion of the amounts reported for Messrs. Puishys and Klein are reported in the “Summary Compensation Table” on page 49 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2018, 2017 and 2016; and a portion of this amount was earned prior to fiscal 2016; however, all of the amounts earned prior to fiscal 2016 were reported in the “Summary Compensation Table” in the year earned.

(4)

The amount reported for Ms. Beithon is not reported in the “Summary Compensation Table” on page 50 because all of this amount was earned by her prior to fiscal 2016; however, all of this amount was reported in the “Summary Compensation Table” in the years earned.

(5)

Portions of the amounts reported for Mr. G. Johnson are reported in the “Summary Compensation Table” on page 49 for fiscal 2017 and 2016 and amounts earned by him prior to 2015 were included in the “Summary Compensation Table” in the years earned. The amount reported for Mr. G. Johnson for our Legacy Deferred Compensation Plan is not reported in the “Summary Compensation Table” on page 49, because all of this amount was earned by him prior to fiscal 2015; however, all of this amount would have been reported in the “Summary Compensation Table” in the years earned, provided Mr. Johnson was a Named Executive Officer in such years.

Potential Payments Upon Termination or Following a Change-in-Control

Payments Made Upon Termination

We do not have any employment agreements, employment arrangements or general severance plans covering our Named Executive Officers. Except as discussed below, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the Named Executive Officer has accrued and is vested in under our benefit plans discussed above, including under the heading “Retirement Plan Compensation” on page 54. Any severance benefits payable to our Named Executive Officers not triggered by a change-in-control would be determined by the Compensation Committee at its discretion.

Except in connection with a change-in-control, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All of our Named Executive Officers have elected to participate in our enhanced Long-Term Disability Plan and are eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards.

Pursuant to the terms of the CEO evaluation incentive award and the portion of his two-year performance-based awards received by Mr. Puishys that must be mandatorily deferred, Mr. Puishys will receive a pro-rata portion of such awards if his employment is terminated due to disability prior to April 29, 2019, our Company’s fiscal 2020.

Payments Made Upon Death

The terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.

Pursuant to the terms of the CEO evaluation incentive awards and the portion of his two-year performance-based awards received by Mr. Puishys that must be mandatorily deferred, Mr. Puishys’ estate will receive a pro-rata portion of the deferred amounts in the event of his death prior to April 29, 2019, our Company’s fiscal 2020.

Change-in-Control Severance Agreements

The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).

Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined in the CIC Severance Agreement) within two-years after the “Change-in-Control of Apogee.” In these circumstances, Messrs.

Puishys, Porter and Klein, and Ms. Beithon will each receive a severance payment equal to two times his or her annual base salary and annual cash incentive at target level performance for such fiscal year. Mr. G. Johnson will receive a severance payment equal to his annual base salary and annual cash incentive at target level performance for such fiscal year. In addition, all unvested restricted stock awards held by the executive officer that have not vested by the employment termination date will be immediately vested on such date. Our CIC Severance Agreement provides that, for a 12- or 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.

Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the agreements trigger excise tax for the executive officer, the executive officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself.

To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12 or 24 months following termination of employment.

The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a Change-in-Control unless we give prior notice of termination.

The terms of the agreements for two-year performance-based awards provide that in the event of a Change-in-Control prior to the end of a performance period, the performance period is deemed to end on the date of the Change-in-Control and our Named Executive Officers are entitled to retain performance-based awards, to the extent earned, as adjusted for the truncated performance period. The terms of the restricted stock agreements for awards made pursuant to our Stock Incentive Plan contain a “double trigger” for acceleration of vesting upon a Change-in-Control, which means that there must be both a Change-in-Control and the Named Executive Officer’s employment must be terminated by the Company without “Cause” (as defined in the restricted stock agreement) or by the Named Executive Officer for “Good Reason” (as defined in the restricted stock agreement) in order for all shares of restricted stock that have not vested by the Employment Termination Date to vest. In the event of a “Change-in-Control of Apogee” and pursuant to the terms of the agreements for the CEO evaluation incentive awards and the portion of the CEO’s two-year performance-based awards, that must be mandatorily deferred, Mr. Puishys’ award amount will be adjusted by the Committee in its sole discretion as of the date of the “Change-in-Control of Apogee.”

Executive Benefits and Payments Upon Termination and Change-in-Control

The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to disability, death and a change-in-control of our Company. The table below assumes that disability, death or the termination of employment occurred or the change-in-control was effective as of March 2, 2018, the last trading day of fiscal 2018. The amounts shown are estimates of the amounts that would be paid to the executives upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2018. We have not included payments or benefits that are fully vested and disclosed in the “Fiscal 2018 Pension Benefits” table on page 56 or the “Fiscal 2018 Deferred Compensation” table on page 58. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments After a Change-in-Control without Termination ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in-Control Occurs ($)
Joseph F. Puishys	Cash Severance Payment	—		—		—		3,833,500	(1)
	Health Insurance Benefits	—		—		—		26,197
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	1,748,907	(3)	1,748,907	(3)	—		1,748,907	(3)
	Performance-Based Awards	—	(4)	—	(4)	1,785,794	(5)	1,785,794	(5)
	CEO Evaluation Incentive	233,750	(6)	233,750	(6)	233,750	(6)	233,750	(6)
	Deferred Compensation	1,592,063	(7)	1,592,063	(7)	1,592,063	(7)	1,592,063	(7)
	Disability Payments	68,751	(8)	—		—		—

	Total	3,643,471		3,574,720		3,611,607		9,220,211

James S. Porter	Cash Severance Payment	—		—		—		1,522,500	(1)
	Health Insurance Benefits	—		—		—		26,197
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	454,958	(3)	454,958	(3)	—		454,958	(3)
	Performance-Based Awards	—	(4)	—	(4)	522,093	(5)	522,093	(5)
	Disability Payments	243,750	(8)	—		—		—

	Total	698,708		454,958		522,093		2,525,748

Patricia A. Beithon	Cash Severance Payment	—		—		—		1,152,000	(1)
	Health Insurance Benefits	—		—		—		9,299
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	321,992	(3)	321,992	(3)	—		321,992	(3)
	Performance-Based Awards	—	(4)	—	(4)	374,000	(5)	374,000	(5)
	Disability Payments	225,000	(8)	—		—		—

	Total	546,992		321,992		374,000		1,857,291

John A. Klein	Cash Severance Payment	—		—		—		878,000	(1)
	Health Insurance Benefits	—		—		—		31,044
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	149,674	(3)	149,674	(3)	—		149,674	(3)
	Performance-Based Awards	—	(4)	—	(4)	169,969	(5)	169,969	(5)
	Disability Payments	199,500	(8)	—		—		—

	Total	349,174		149,674		169,969		1,228,687

Gary R. Johnson	Cash Severance Payment	—		—		—		344,926	(9)
	Health Insurance Benefits	—		—		—		10,515
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	142,683	(3)	142,683	(3)	—		142,683	(3)
	Performance-Based Awards	—	(4)	—	(4)	148,952	(5)	148,952	(5)
	Disability Payments	172,464	(8)	—		—		—

	Total	315,147		142,683		148,952		647,076

(1)	Equals the sum of (a) two times his or her annual base salary as of March 3, 2018, and (b) two times his or her fiscal 2018 annual cash incentive award at target level performance.

(2)	We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under his or her CIC Severance Agreement.

(3)

Includes restricted stock awards, which would vest upon an assumed occurrence on March 2, 2018 of one of the following events: (a) disability; (b) death; or (c) termination following a Change-in-Control. The amount in this table represents such aggregate number of shares multiplied by $43.97, the closing price of our common stock on the NASDAQ Global Select Market on March 2, 2018, the last trading day of fiscal 2018.

(4)

In the event employment is terminated due to disability or death prior to the end of the performance period for the fiscal 2017 – 2018 performance-based awards, our Named Executive Officer, or his or her estate, as applicable, will be entitled to retain and receive a prorated portion (based on the amount of time elapsed between the beginning of the performance period and the date of termination) of the fiscal 2017 – 2018 performance-based awards at the end of the performance period to the extent earned. In addition, with respect to the portion of Mr. Puishys’ fiscal 2017 – 2018 performance-based award that must be mandatorily deferred, in the event his employment is terminated due to disability or death prior to the end of the performance period, Mr. Puishys, or his estate, as applicable, will be entitled to retain and receive a prorated portion (based on the amount of time elapsed between the beginning of the performance period and the date of termination) to the extent earned.

(5)

The amount represents the payout of fiscal 2017 – 2018 performance-based awards assuming the performance period ended upon the assumed occurrence on March 2, 2018 (one day before the end of the two-year performance period) of one of the following events: (a) a Change-in-Control without termination; or (b) termination following a Change-in-Control. In addition, for Mr. Puishys, the amount includes the payout of the portion of his fiscal 2017 – 2018 performance-based award that must be mandatorily deferred assuming the performance period ended upon the assumed occurrence on March 2, 2018 (one day before the end of the two-year performance period) of one of the following events: (a) Change-in-Control without termination; or (b) termination following a Change-in-Control.

(6)

The amount represents the payout of the fiscal 2018 CEO evaluation incentive award assuming that the performance period and retention period ended upon the assumed occurrence on March 2, 2018 (one day before the end of the one-year performance period) of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(7)

The amount represents the payout of Mr. Puishys’ unvested balance in the Deferred Compensation Plan, which is attributable to the fiscal 2015, 2016 and 2017 CEO evaluation incentive and the portion of his fiscal 2015 – 2016 performance-based award incentive that was mandatorily deferred, assuming the retention period ended upon the assumed occurrence on March 2, 2018 of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(8)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be as follows: for Mr. Puishys, $180,000; for Mr. Porter, $180,000; for Ms. Beithon, $180,000; for Mr. Klein, $171,000; and for Mr. Johnson, $147,828.

(9)	Equals the sum of Mr. Johnson’s (a) annual salary as of March 2, 2018 and (b) fiscal 2018 annual cash incentive award at target level performance.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Joseph F. Puishys, our Chief Executive Officer and President:

For the year ended March 3, 2018, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $47,188; and
●	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included on page 50 of this proxy statement, was $3,919,582.

Based on this information for 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 83:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We determined that, as of December 31, 2017, our employee population consisted of 6,818 individuals (including full-time and part-time employees, other than the Chief Executive Officer, who were employed on December 31, 2017) working at the Company together with our consolidated subsidiaries. Of these individuals, 5,890 were located in the U.S. and U.S. territories, and 928 were from our subsidiaries in Canada and Brazil. We chose to exclude all 1,508 of our employees from EFCO Corporation, which was acquired on June 12, 2017, as permitted by SEC rules, and we chose to exclude all 195 of our employees from our Brazil subsidiary, which consists of 3.67% of our workforce (after excluding employees from EFCO Corporation) from the identification of the “median employee,” as permitted by SEC rules.

Our employee population, after taking into consideration the permitted adjustments described above, consisted of 5,115 members. In making this determination, we annualized the compensation of all employees included in the sample who were hired in calendar year 2017, but did not work for us or our included subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 4,382 employees in the U.S. and 733 employees located in Canada.

We identified our median employee based on the total cash and stock-based compensation earned during the twelve month period ended December 31, 2017. For purposes of determining the total compensation actually earned, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended December 31, 2017, the amount of any cash incentives paid or deferred in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior quarter or year), and the amount of any income from stock-based compensation, as reflected in our payroll records. For purposes of identifying the median employee, we applied the average exchange rate for calendar year 2017, which was U.S. dollars to Canadian dollars - 1.2984 CAD.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for fiscal 2018 was determined to be $47,188. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $3,919,582. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

PROPOSAL 3: ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

●	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;

●	Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;

●	Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and

●

Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.

We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.

●

Our compensation programs are substantially tied to achievement of our key business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at-risk and linked to our operating performance.

●	Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the commercial construction cycle.

●

Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.

●	We have stock ownership guidelines for our executive officers.

●	We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites.

●	Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.

●	We continue to refine our executive compensation program to reflect evolving executive compensation practices.

We believe that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2019 annual meeting of shareholders.

Recommendation

Our Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

Our financial statements for the fiscal year ended March 3, 2018 were audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Our Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. Our Audit Committee has discussed with our independent registered public accounting firm the matters required by Auditing Standard No. 16 (“Communications with Audit Committees”), as adopted by the U.S. Public Company Accounting Oversight Board (the “PCAOB”). In addition, our Audit Committee received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with our Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the firm’s independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2018, for filing with the SEC.

Audit Committee of the

Board of Directors of Apogee

Robert J. Marzec, Chair

Lloyd E. Johnson

John T. Manning

Donald A. Nolan

Herbert K. Parker

Patricia K. Wagner

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For fiscal 2018 and 2017, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$1,863,300	$1,543,500
Audit-Related Fees(2)	32,000	165,000
Tax Fees(3)	197,800	146,100

Total	$2,093,100	$1,854,600

(1)

Audit fees consisted primarily of audit work performed in preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings for fiscal 2018 and 2017.

(2)	Audit-related fees primarily include fees for audits of our employee benefit plans in fiscal 2018 and audits of our employee benefit plans and due diligence services during fiscal 2017.

(3)	Tax fees for fiscal 2018 and 2017 consisted of $69,200 and $52,800, respectively, for U.S. and foreign tax return reviews and $128,600 and $93,300, respectively, for miscellaneous tax consultations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.

All of the services provided by our independent registered public accounting firm in fiscal 2018 and 2017, including services related to the audit-related fees and tax fees described above, were approved by our Audit Committee under its pre-approval policy.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 2, 2019, subject to a satisfactory evaluation of the firm’s performance conducting our fiscal 2018 audit. Deloitte & Touche LLP has served as our independent registered public accounting firm since fiscal 2003. Deloitte & Touche LLP reports to our Audit Committee.

While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending March 2, 2019 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, our Audit Committee may reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement and to respond to questions.

Recommendation

Our Audit Committee of our Board of Directors and our Board of Directors recommend that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 2, 2019. Proxies will be voted FOR the proposal unless otherwise specified.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the meeting?

At the Annual Meeting, shareholders will act upon matters outlined in the Notice of Annual Meeting of Shareholders. These matters include:

●	election of three directors;

●	ratification of the election of Lloyd E. Johnson as a Class I director;

●	non-binding advisory vote to approve Apogee’s executive compensation, as disclosed in the proxy statement; and

●	ratification of the appointment of our independent registered public accounting firm.

Management does not intend to present any matters at the Annual Meeting other than those listed above. Our Amended and Restated By-laws provide that any shareholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as a director an annual meeting, must give timely written notice of the proposal to the Company’s Secretary. The notice must describe the shareholder proposal or director nominees in reasonable detail and provide certain other information required by our Amended and Restated By-laws. No shareholder has given proper timely notice of any such shareholder proposals or director nominees in connection with the Annual Meeting, and therefore no such matters will be presented to shareholders at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote on those matters in the best interests of Apogee and its shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

●	FOR the election of each of the nominees as Class II directors for a term expiring at the 2021 annual meeting of shareholders;

●	FOR the ratification of the election of Lloyd E. Johnson as a Class I director;

●	FOR the Say on Pay Proposal; and

●

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 2, 2019, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2018 audit.

What vote is required for the election of directors or for a proposal to be approved?

With respect to the election of directors, in accordance with Minnesota law, the nominees for election as Class II directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that since shareholders will be electing three Class II directors, the three nominees for Class II directors receiving the highest number of votes will be elected. As provided in our Corporate Governance Guidelines, if a majority of our shares that are voted on the election of a director are designated to be “withheld” from such director nominee’s election, then such nominee is required to promptly offer his or her resignation to our Nominating and Corporate Governance Committee for its consideration. Our Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and our shareholders, and recommend to our Board of Directors the action to be taken with respect to that director’s offered resignation.

With respect to the ratification of the election of Lloyd E. Johnson as a Class I director, if the proposal does not receive “for” votes in favor of its approval by a majority of shares voted on the matter at the Annual Meeting, Mr. L. Johnson has agreed to offer his resignation as a director to our Nominating and Corporate Governance Committee for its consideration. Our Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and our shareholders, and recommend to our Board of Directors the action to be taken with respect to Mr. L. Johnson’s offered resignation.

With respect to the Say on Pay Proposal and the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of those proposals.

Who is entitled to vote at the meeting?

Our Board of Directors has set May 4, 2018 as the record date for the Annual Meeting. If you were a shareholder of record at the close of business on May 4, 2018, you are entitled to notice of and to vote at the Annual Meeting.

As of the record date, 28,219,649 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the Annual Meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 28,219,649 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

●	you are present and vote in person at the Annual Meeting;

●	you have properly submitted a proxy via the Internet or by mail, even if you abstain from voting on one or more matters; or

●

you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” on page 72) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.

How do I vote my shares by proxy?

Your vote is important. Because most shareholders do not attend the annual meetings in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting in either of the following ways:

●	electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card; or

●	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials).

The Internet voting procedure has been set up for your convenience. The procedure has been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy via the Internet, please refer to the specific instructions provided on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card in the enclosed postage-paid envelope to us before the Annual Meeting. If you are an employee and received our 2018 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the Annual Meeting electronically via the Internet as described under “How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?” on pages 68-69.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.

If you properly submit your proxy via the Internet or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify.

How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?

If you hold any shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee. However, your voting instructions must be received by 12:00 p.m. (noon) EDT on Tuesday, June 26, 2018 in order to count. In accordance with the terms of our 401(k) Retirement Plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least one day prior to the Annual Meeting. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2018 proxy statement and 2018 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents or the Notice in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2018 proxy statement and 2018 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2018 proxy statement and 2018 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota, 55435

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice or proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet, vote once for each Notice or proxy card you received or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the meeting. However, even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in street name, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares at the Annual Meeting. If you choose to vote at the Annual Meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares and (iii) a signed proxy from the shareholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the shares on May 4, 2018, the record date for the Annual Meeting.

If you are a participant in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the Annual Meeting.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote on each nominee to our Board of Directors and on the ratification of the election of Lloyd E. Johnson as a Class I director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

If you submit your proxy but ABSTAIN from voting or WITHHOLD authority to vote on one or more proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter from which you abstained from voting or withheld authority to vote.

If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. We will not count a vote to WITHHOLD authority as either for or against the election of director nominees, so voting to WITHHOLD authority has no effect on the election of a director; however, if a majority of shares that are voted at the Annual Meeting are designated WITHHOLD authority with respect to the election of any particular director nominee, then such director nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for its consideration, as described under “What vote is required for the election of directors or for a proposal to be approved?” on page 67.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters. Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors or Say on Pay Proposal if your broker or other nominee does not receive voting instructions from you.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

●	FOR the election of all of the Class II director nominees;

●	FOR ratification of the election of Lloyd E. Johnson as a Class I director;

●	FOR the Say on Pay Proposal;

●	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 2, 2019; and

●	In the discretion of the persons named in the proxy on any other matters that properly come before the Annual Meeting and as to which we did not have knowledge prior to February 25, 2018.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting a later-dated proxy to our Corporate Secretary;

●	by submitting a later-dated proxy via the Internet; or

●	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) EDT on Tuesday, June 26, 2018, in any of the following ways:

●	by sending a written notice of revocation to the plan trustee or plan custodian;

●	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian; or

●	by submitting a later-dated voting instruction or proxy via the Internet.

How can I attend the meeting?

In order to attend the Annual Meeting, you may be asked to present valid government-issued picture identification, such as a driver’s license or passport, and proof of stock ownership, before being admitted. If you hold your shares in street name through a broker, bank, trust or other nominee, you may also be required to present a statement reflecting your stock ownership as of the record date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2018 Annual Report to Shareholders for the fiscal year ended March 3, 3018, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

How can a shareholder get a copy of the Company’s 2018 Annual Report on Form 10-K?

We have sent to our shareholders the Notice containing instructions on how to access via the Internet our 2018 proxy statement and our 2018 Annual Report to Shareholders for the fiscal year ended March 3, 2018, which includes our 2018 Annual Report to Shareholders on Form 10-K filed with the SEC for the fiscal year ended March 3, 2018. Shareholders who received a paper copy of our 2018 proxy statement were also sent a copy of our 2018 Annual Report to Shareholders for the fiscal year ended March 3, 2018. Shareholders who wish to obtain additional copies of our 2018 Annual Report to Shareholders on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota, 55435

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet.

Our 2018 proxy statement and 2018 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Joseph F. Puishys, James S. Porter and Patricia A. Beithon, have been designated as the proxies for shareholders voting on the enclosed proxy card at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee. Please refer to “How do I vote my shares by proxy?” on page 68.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or email. These individuals will receive no additional compensation for these services.

How can a shareholder recommend or nominate a director candidate?

Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Nominating and Corporate Governance Committee for nomination by our Board of Directors at our next annual meeting, or for vacancies on our Board of Directors that arise between meetings, must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Nominating and Corporate Governance Committee and our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed on page 16 under the heading “Criteria for Membership on Our Board of Directors.” Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors at a future annual meeting by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Investors”, select “Governance”, then “By-laws.” Any shareholder nominations of director candidates for the 2019 annual meeting of shareholders must be in the form and substance required by the Amended and Restated By-laws and must be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 28, 2019.

How can a shareholder present a proposal at the 2019 annual meeting of shareholders?

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for our 2019 annual meeting of shareholders must submit the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders in accordance with all applicable rules and regulations of the SEC, including Rule 14a-8 of Regulations A, no later than January 15, 2019.

Under our Amended and Restated By-laws, a shareholder proposal not included in our proxy statement for the 2019 annual meeting of shareholders is untimely and may not be presented in any manner at the 2019 annual meeting of shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws. Any such shareholder proposals for the 2019 annual meeting of shareholders must be in the form and substance required by the Amended and Restated By-laws and must be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 28, 2019.

How can I communicate with our Board of Directors?

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask-questions of our Chair of the Board or Chief Executive Officer during the Annual Meeting. In addition, you may communicate directly with any director by writing to:

Apogee Directors Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435 Attention: Corporate Secretary Directors@apog.com

Our Corporate Secretary will promptly forward to our Board of Directors or the individually named directors all relevant written communications, as specified in our Corporate Governance Guidelines, received at the above addresses.

What is “householding” of proxy materials?

The SEC rules allow a single copy of the Notice of Internet Availability of Proxy Materials or proxy statement and Annual Report to Shareholders for the fiscal year ended March 3, 2018 to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our Notice, proxy statement and/or Annual Report to Shareholders for the fiscal year ended March 3, 2018 to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Dated: May 14, 2018

EXHIBIT A

Apogee Enterprises, Inc.

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Earnings, Adjusted Earnings

per Diluted Common Share and Adjusted Operating Income

In thousands	Fifty-two Weeks Ended March 3, 2018	Fifty-three Weeks Ended March 4, 2017	% Change
Net earnings	$79,488	$85,790	(7.3)%
Amortization of short-lived acquired intangibles	10,521	1,722	N/M
Acquisition-related costs	5,098	531	N/M
Restructuring-related costs	3,026	—	N/M
Income tax impact on above adjustments (1)	(5,157)	(493)	N/M

Adjusted net earnings	$92,976	$87,550	6.2%

	Fifty-two Weeks Ended March 3, 2018	Fifty-three Weeks Ended March 4, 2017	% Change
Earnings per diluted common share	$2.76	$2.97	(7.1)%
Amortization of short-lived acquired intangibles	0.37	0.06	N/M
Acquisition-related costs	0.18	0.02	N/M
Restructuring-related costs	0.11	—	N/M
Income tax impact on above adjustments (1)	(0.18)	(0.02)	N/M

Adjusted earnings per diluted common share	$3.23	$3.03	6.6%

(1)	Income tax impact on adjustments was calculated using the estimated annual effective income tax rate of 27.7% in the current year and 30.1% in the prior year.

	Fifty-two Weeks Ended March 3, 2018		Fifty-three Weeks Ended March 4, 2017

In thousands	Operating Income	Operating Margin	Operating Income	Operating Margin
Operating income (loss)	$114,284	8.6%	$122,225	11.0%
Amortization of short-lived acquired intangibles	10,521	0.8%	1,722	0.2%
Acquisition-related costs	5,098	0.4%	531	—%
Restructuring-related costs	3,026	0.2%	—	—

Adjusted operating income (loss)	$132,929	10.0%	$124,478	11.2%

Use Of Non-GAAP Financial Measures

This proxy statement contains the following non-GAAP measures:

–

Adjusted operating income, adjusted operating margin and adjusted earnings per diluted share (“adjusted earnings per share or adjusted EPS”) are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results when assessing performance to improve comparability of results from period to period. Examples of items excluded to arrive at these adjusted measures include the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, and non-recurring restructuring costs.

–	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength.

A-1

–

Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The Company considers this a useful metric in monitoring its performance in managing working capital.

We use these non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

A-2

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 27, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E48391-P09881                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APOGEE ENTERPRISES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS:	☐	☐	☐

Nominees:

Class II Directors

	01) BERNARD P. ALDRICH 03) JOSEPH F. PUISHYS	02) HERBERT K. PARKER			The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

4.   RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 2, 2019.

5.   In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

						☐	☐	☐
2.	RATIFICATION OF ELECTION OF DIRECTOR:	For		Withhold
Class I Director
	LLOYD E. JOHNSON	☐		☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
3.	ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E48392-P09881

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 28, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH F. PUISHYS, JAMES S. PORTER and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. ("Apogee") held of record by the undersigned on May 4, 2018, at the Annual Meeting of Shareholders of Apogee to be held on June 28, 2018, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Computershare Shareowner Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 12:00 P.M. (noon) Eastern Time on June 26, 2018. The Plan Administrator cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs Principal Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction by 12:00 P.M. (noon) Eastern Time on June 26, 2018 in the same proportion as directed shares are voted, unless contrary to ERISA or unless contrary to applicable law.

(Continued and to be signed on reverse side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 28, 2018.

APOGEE ENTERPRISES, INC.	Meeting Information
Meeting Type: Annual Meeting
For Holders as of: May 4, 2018
Date: June 28, 2018 Time: 9:30 AM CDT
Location: Apogee Enterprises, Inc.
4400 West 78th Street
Suite 520 Minneapolis, MN 55435

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT             ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 14, 2018 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following: 1. ELECTION OF DIRECTORS:
Nominees:
Class II Directors
01) BERNARD P. ALDRICH 02) HERBERT K. PARKER
03) JOSEPH F. PUISHYS

The Board of Directors recommends you vote FOR the following proposal:

2. RATIFICATION OF ELECTION OF DIRECTOR:
Class I Directors
LLOYD E. JOHNSON

The Board of Directors recommends you vote FOR the following proposal:

3. ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.

The Board of Directors recommends you vote FOR the following proposal:

4. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 2, 2019.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.